Exhibit 4.22

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
METCALF ENERGY CENTER, LLC
Dated as of
June 20, 2005

i

TABLE OF CONTENTS, cont’d

ii

TABLE OF CONTENTS, cont’d

		Page
10.14	No Title to Company Property	55
10.15	Persons Not Named	55

SCHEDULE 1	Register of Members

SCHEDULE 2	Clause (i) Prohibited Transferees

SCHEDULE 3	Approved Documents

EXHIBIT A	Allocation Addendum

EXHIBIT B	Form of Common Share Certificate

iii

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
METCALF ENERGY CENTER, LLC
     THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of METCALF ENERGY CENTER, LLC, a Delaware limited liability company (the “Company”), dated as of June 20, 2005 is executed and entered into by and among METCALF HOLDINGS, LLC, a Delaware limited liability company (the “Common Member”), and the parties listed on Schedule 1 hereto who either have executed as Redeemable Preferred Members a counterpart signature page to this Agreement or who hereafter from time to time shall have been admitted as Redeemable Preferred Members of this Company by executing a counterpart signature page to this Agreement. All capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 1.8 or, with respect to certain tax and accounting terms, the Allocation Addendum attached hereto as Exhibit A.
     This Agreement completely restates and replaces the Company’s Second Amended and Restated Limited Liability Company Operating Agreement dated as of December 27, 2004, entered into by Calpine Development Holdings, Inc., a Delaware corporation. The current Common Member was assigned all of the interests in the Company and was admitted to the Company as a member of the Company prior to the Effective Time pursuant to a Contribution Agreement by and between Calpine Development Holdings, Inc. and the Common Member.
ARTICLE I.
GENERAL TERMS
     1.1 Limited Liability Company. The Company has been formed as a limited liability company under the LLC Act for the purposes, and subject to the other provisions, set forth herein.
     1.2 Filing of Certificate. A certificate of formation (the “Certificate”) for the Company was executed and filed with the office of the Delaware Secretary of State in accordance with the LLC Act on July 26, 2004.
     1.3 Name. The name of the Company shall be “Metcalf Energy Center, LLC.”
     1.4 Registered Agent and Office. The Company shall maintain within the State of Delaware a registered agent for service of process on the Company and a registered office in accordance with the provisions of LLC Act.

     1.5 Term. The term of the Company began on the date of filing of the Certificate with the Secretary of State of the State of Delaware (the “Formation Date”), and shall continue in perpetuity, unless the Company is earlier dissolved in accordance with the provisions of Article 7.
     1.6 Purpose. The purpose (the “Purpose”) of the Company is to develop, construct, finance, improve, operate, maintain and dispose of the Project, and to engage in any other activities related or incidental thereto or in anticipation thereof.
     1.7 Filings. The Board shall cause to be filed all such certificates, notices, statements or other instruments, and amendments thereto under the laws of the State of Delaware and other applicable jurisdictions as the Board may from time to time deem necessary or advisable for the operation of the Company. The Board may designate any person as an “authorized person” within the meaning of the LLC Act to execute, deliver and file any certificates (and any amendments, restatements or corrections thereto) permitted or required to be filed with the Secretary of State of the State of Delaware under the LLC Act.
     1.8 Definitions and Interpretation.
          (a) Definitions. Unless otherwise required by the context in which any capitalized term appears, or unless otherwise specifically defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth below or set forth in the Allocation Addendum attached hereto as Exhibit A.
     “Additional Redeemable Preferred Shares” means additional Redeemable Preferred Shares issued in accordance with Section 2.1(c).
     “Administrative Agent” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Affiliate” means, when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, “control,” “controlled by” and “under common control with” with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, partnership interests or other equity interests, or by contract or otherwise.
     “Agreement” has the meaning set forth in the preamble to this Agreement, and includes all schedules and addenda hereto.
     “Assignee” means any Person (a) which is the holder of an Economic Interest, and (b) which has not been admitted as a Substitute Member.
     “Banking Day” means any day other than a Saturday, Sunday or other day on which banks are or Administrative Agent is authorized or required to be closed in the State of California or the State of New York.

     “Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy or shall consent to an involuntary bankruptcy against it, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the LLC Act.
     “Board” has the meaning set forth in Section 6.1(a).
     “Calpine” means Calpine Corporation, a Delaware corporation.
     “Certificate” has the meaning set forth in Section 1.2.
     “Change of Control” means (i) the consummation of any transaction as a result of which any Person becomes the beneficial owner of more than 50% of the voting stock of the Common Member or of the Common Shares of the Company, other than Calpine or any of its subsidiaries, or (ii) at any time the individuals constituting a majority of the board of directors of the Common Member or the Company in office at the Effective Time (together with any new directors whose election is approved, or nomination recommended, by a majority of such board of directors and/or by Calpine and its subsidiaries) cease to constitute a majority of the board of directors, in each case, other than by reason of the appointment of the members of the Board by Members who are holders of the Preferred Redeemable Shares due to a Voting Rights Trigger Event pursuant to Section 6.2(d) hereof.
     “Change of Control Redemption Acceptance Notice” has the meaning set forth in Section 5.2(c)(i).
     “Change of Control Redemption Amount” has the meaning set forth in Section 5.2(e).
     “Change of Control Redemption Date” has the meaning set forth in Section 5.2(b).
     “Change of Control Redemption Notice” has the meaning set forth in Section 5.2(c).
     “Change of Control Redemption Offer” has the meaning set forth in Section 5.2(a).
     “Change of Control Redemption Offer Period” has the meaning set forth in Section 5.2(b).

     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
     “Common Member” has the meaning set forth in the Preamble, and shall include any other Person who has been admitted to the Company as a Common Member in accordance with this Agreement and who is identified as owning Common Shares on the Register of Members as such may be amended from time to time, each in its capacity as a member of the Company.
     “Common Member Parties” has the meaning set forth in Section 6.4(e).
     “Common Share” means a Membership Interest having such rights, privileges and obligations as are set forth in this Agreement as being appurtenant to a “Common Share” and representing such fractional part of the Membership Interests relating to the Common Shares hereunder of all Common Members as is equal to the quotient of one (1) divided by the total number of Common Shares.
     “Common Share Certificate” means a certificate in the form of Exhibit B attached hereto, issued by the Company pursuant to Article 2, that evidences Common Shares.
     “Company” has the meaning set forth in the preamble to this Agreement.
     “Company Account” means the checking account of the Company maintained after the Credit Agreement Termination Date in accordance with Section 6.4(b)(ii).
     “Complete Redemption” has the meaning set forth in Section 5.5(a).
     “Complete Redemption Amount” has the meaning set forth in Section 5.5(c).
     “Complete Redemption Notice” has the meaning set forth in Section 5.5(b).
     “Consent” means the prior written consent of the indicated Person or Persons, as more fully described in Section 2.2(e) hereof. Unless otherwise expressly provided herein, but without limiting the fiduciary duty of the Directors under Section 6.1(b) hereof, each Member may exercise its Consent rights in its sole discretion in relation to its proprietary interests in the Company, and no Member shall have any duty (including any fiduciary duty) to the Company or to any other Member in relation to such Consent determinations or otherwise in connection with their rights and responsibilities hereunder or in connection with the Company and its Purpose, other than the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.
     “Credit Agreement” means the Amended and Restated Credit Agreement dated as of the Effective Date by and among the Company, the financial institutions listed on Exhibit H to the Credit Agreement or who later become a party thereto, and Credit Suisse, as lead arranger, as book runner, as administrative agent, and as collateral agent for the Secured Parties.
     “Credit Agreement Termination Date” means the first date on which (i) all Obligations of the Company (other than any unasserted contingent indemnity obligations) to the Secured Parties shall have been paid in full in cash, (ii) each of the Interest Rate Agreements to which any Secured Party is a party shall have terminated or the Company shall cease to have any obligations thereunder and (iii) all obligations of the Secured Parties under the Credit Documents have terminated (other than any unasserted contingent indemnity obligations).
     “Credit Documents” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Depositary Agent” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Depositary Agreement” means the Amended and Restated Depositary Agreement dated as of the Effective Date among the Company, Credit Suisse, New York Branch, and Depositary Agent.
     “Directors” has the meaning set forth in Section 6.1(a).
     “Economic Interest” means a Person’s limited liability company interest in the Company with respect to a particular class of Shares, including the right to share in the Net Profits and Net Losses or similar items of income, gain, loss, deduction and credit, and to receive distributions from, the Company, and includes the priority of, and rate of return on, the particular class of Shares held by such Person to which the Economic Interest is attributable, including, with respect to any Redeemable Preferred Share, the Redeemable Preferred Dividends payable with respect to such Redeemable Preferred Share, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or as required under the LLC Act, any right to information concerning the business and affairs of the Company.
     “Effective Date” means June 20, 2005.
     “Effective Time” means the time on the Effective Date at which this Agreement was executed and delivered by the Members.
     “ERISA” has the meaning given such term in Section 9.1(a)(vii).
     “Event of Default” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Event of Eminent Domain” has the meaning given such term in Exhibit A of the Credit Agreement.
     “Excess Cash Flow” means:
          (a) prior to the Credit Agreement Termination Date, amounts on deposit in the Excess Cash Flow Redemption Account as set forth in Section 3.8 of the Depositary Agreement; and
          (b) from and after the Credit Agreement Termination Date, the amounts on deposit in the Company Account on the applicable Excess Cash Flow Determination

Date, reduced by the sum, without duplication, of (i) all O&M Costs and other costs or payments, if any, due to other parties (including Subordinated Payments), then due or expected to become due within the next 30 days, (ii) an amount sufficient to pay reasonably anticipated property taxes, insurance premiums and other periodic finance charges and payments comprising O&M Costs due to other parties (including Subordinated Payments) prior to the next Redeemable Preferred Dividend Date, or the Maturity Date, whichever is earlier, (iii) an amount reasonably and prudently determined by the Board to account for contingencies, (iv) an amount equal to the accrued and undistributed Redeemable Preferred Dividends payable on such date, (v) an amount equal to the then applicable Major Maintenance Reserve Requirement, and (vi) an amount comprising Insurance Proceeds and proceeds received by the Company in respect of any Event of Eminent Domain sufficient for restoration or repair of the Project, to the extent restoration is required or permitted pursuant to the terms of this Agreement.
     “Excess Cash Flow Determination Date” means (i) on or prior to the Credit Agreement Termination Date, each date upon which funds are deposited into the Excess Cash Flow Redemption Account under Section 3.2.2(b)(ninth) of the Depositary Agreement, and (ii) after the Credit Agreement Termination Date, each February 28 and August 31 through the Redeemable Preferred Shares Redemption Date.
     “Excess Cash Flow Offer Amount” means (x) on each Excess Cash Flow Determination Date prior to the Credit Agreement Termination Date, amounts on deposit in the Excess Cash Flow Redemption Account on such date as set forth in Section 3.8 of the Depositary Agreement, determined after taking into account the transfer of funds on such date to the Excess Cash Flow Redemption Account pursuant to clause (i)(x) of clause ninth of Section 3.3.2(b) of the Depositary Agreement, and (y) on each Excess Cash Flow Determination Date from and after the Credit Agreement Termination Date, 50% or, if a Voting Rights Trigger Event has occurred and is continuing, 100%, of the Excess Cash Flow as of such date.
     “Excess Cash Flow Redemption Acceptance Notice” has the meaning set forth in Section 5.4(c)(i).
     “Excess Cash Flow Redemption Notice” has the meaning set forth in Section 5.4(a).
     “Excess Cash Flow Redemption Amount” has the meaning set forth in Section 5.4(e).
     “Excess Cash Flow Redemption Date” has the meaning set forth in Section 5.4(a).
     “Excess Cash Flow Redemption Offer” has the meaning set forth in Section 5.4(a).
     “Excess Cash Flow Redemption Offer Period” has the meaning set forth in Section 5.4(a).
     “Financial Payments Coverage Ratio” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Fiscal Year” has the meaning set forth in Section 8.1.
     “Formation Date” has the meaning set forth in Section 1.5.

     “GAAP” means U.S. generally accepted accounting principles.
     “Governmental Authority” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Incapacity” means, as to any Person, the Bankruptcy, death, disability, adjudication of incompetence, dissolution or termination, as the case may be, of such Person.
     “Inchoate Default” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Independent Director” means, with respect to the Company, any Director who is not, and within the previous five years was not:
          (i) (a) a stockholder, member, partner, director, officer, employee, manager, Affiliate, customer, supplier, creditor or independent contractor of, or (b) a Person that has received any benefit in any form whatever from (other than in such Director’s capacity as a ratepayer or customer of any Member or any of their respective Affiliates in the ordinary course of business) from, or (c) a Person that has provided any service in any form whatsoever to, or (d) any major creditor (or any Affiliate of any major creditor) any of the Company, any Member, or any of their respective Affiliates, or
          (ii) (a) any Person owning beneficially, directly or indirectly, any outstanding shares of common stock, any limited liability company interests or any partnership interests, as applicable, of any of the Company, any Member or any of their respective Affiliates, or of any major creditor (or any Affiliate of any major creditor) of any of the foregoing, or (b) a stockholder, member, partner, director, officer, employee, manager, Affiliate, customer, supplier, creditor or independent contractor of, or any Person that has received any benefit in any form whatever from (other than in such Person’s capacity as a ratepayer or customer of any Member or any of their respective Affiliates in the ordinary course of business), or any Person that has provided any service in any form whatever to, such beneficial owner or any of such beneficial owner’s Affiliates, or
          (iii) a member of the immediate family of any Person described in paragraph (i) or (ii) above;
provided that,
          (x) for the purposes of paragraphs (i), (ii), and (iii) above, the indirect or beneficial ownership of stock through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle shall not preclude such owner from being an Independent Director,
          (y) no Director shall be precluded from being considered an Independent Director solely by virtue of such individual serving as, or being (1) an Affiliate of any other Person serving as an independent director or manager or in a similar capacity, as applicable, of any Member or any bankruptcy-remote special purpose entity that is an Affiliate of any Member or the Company, or (2) an independent director or manager or similar position provided by a corporate services company that provides independent directors in the ordinary course of its business), and
          (z) all references to a “Member” in paragraphs (i) and (ii) above shall, during any Voting Rights Period, be deemed a reference to “the Common Member” only.
     For purposes of this definition, “major creditor” shall mean a natural Person or business entity to which the Company, any Member or any of their respective Affiliates has outstanding indebtedness for borrowed money or credit on open account in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Director adversely to the interests of the Company when the interests of that Person are adverse to those of the Company.
     “Insurance Proceeds” means all amounts (including instruments) in respect of the proceeds of any insurance policy maintained by the Company, other than business interruption insurance proceeds.
     “Interest Rate Agreements” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Legal Requirements” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Lenders” means the financial institutions that are party to the Credit Agreement and that have made the Term Loans to the Company.
     “LIBO Rate” means, as of any date of determination, the rate per annum at approximately 11:00 a.m. (London time) on such date by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Company which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for 6 month (or, during the period from the Effective Date to and including August 31, 2005, 2 month) LIBO based deposits; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition after the Effective Date, the “LIBO Rate” shall be the interest rate per annum determined by the Company, under a procedure approved by a Majority In Interest of the Redeemable Preferred Members, such consent not to be unreasonably withheld, to be the average of the rates per annum at which deposits in Dollars are offered for 6 month periods to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date of determination.
     “Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Liquidator” has the meaning set forth in Section 7.2(b).

     “LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time; provided, however, that if any amendment to the LLC Act, or any succeeding or successor law, is applicable to the Company only if the Company has elected to be governed by the LLC Act as so amended or by such succeeding or successor law, as the case may be, the term “LLC Act” shall refer to the LLC Act as so amended or to such succeeding or successor law only after the appropriate election by the Board.
     “Major Maintenance Reserve Requirement” means prudent reserves for reasonably anticipated major maintenance of the Project as determined by the Board.
     “Majority In Interest” means the vote of the Members owning a majority of the outstanding Common Shares and/or a majority of the outstanding Redeemable Preferred Shares, as the case may be, each voting as a separate class; provided, however, that any Redeemable Preferred Shares owned by an Affiliate of the Company (other than Redeemable Preferred Members that become Affiliates solely by virtue of the occurrence of a Voting Rights Trigger Event) or of Calpine shall be disregarded for purposes of determining the votes constituting a Majority In Interest.
     “Majority Vote of the Directors” means (i) for all matters and actions requiring a vote of Directors other than those matters or actions described in Section 6.5, the vote of a majority in number of votes cast by the Directors present at a meeting at which a quorum is present and (ii) for matters and actions described in Section 6.5, the vote of (A) both Independent Directors, and (B) a majority of Directors (other than Independent Directors) present at a meeting at which a quorum is present.
     “Mandatory Redemption” has the meaning set forth in Section 5.3(a).
     “Mandatory Redemption Amount” has the meaning set forth in Section 5.3(d).
     “Mandatory Redemption Date” has the meaning set forth in Section 5.3(a).
     “Mandatory Redemption Capital” means an amount equal to:
          (i) the proceeds of any sale of assets by the Company (net of costs and expenses related thereto), other than in the ordinary course of the Company’s business;
          (ii) the proceeds (net of costs and expenses related thereto) of any incurrence of indebtedness (other than Permitted Debt) by the Common Member or any of its subsidiaries (other than the Company);
          (iii) the proceeds (net of costs and expenses related thereto) of any incurrence of indebtedness (other than Permitted Debt) by Calpine or any of its subsidiaries (other than the Company), to the extent such proceeds are received by the Common Member or any of its subsidiaries (other than the Company);
          (iv) the proceeds (net of any costs and expenses related thereto) of any issuance of equity securities by the Common Member or any of its subsidiaries (other than the Company); and

          (v) the proceeds (net of any costs and expenses related thereto) of any issuance of equity securities by Calpine or any of its subsidiaries (other than the Company), to the extent such proceeds are received by the Common Member or any of its subsidiaries (other than the Company).
     “Mandatory Redemption Notice” has the meaning set forth in Section 5.3(c).
     “Maturity Date” means the five year and six month anniversary of the Effective Date.
     “Member” means each Person having a Membership Interest in the Company and admitted to the Company as a member of the Company in accordance with this Agreement or the LLC Act, including the Common Member and each Redeemable Preferred Member, now or hereafter existing, each in its capacity as a member of the Company.
     “Membership Interest” means the entire ownership interest of a Member in the Company, including the Member’s Economic Interest, any and all rights to vote and otherwise participate in the affairs of the Company, as applicable, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.
     “Moody’s” means Moody’s Investor Service, Inc. and its successors and assigns.
     “O&M Costs” has the meaning given such term on Exhibit A to the Credit Agreement.
     “Obligations” has the meaning given such term on Exhibit A to the Credit Agreement.
     “Officers” has the meaning set forth in Section 6.6(a).
     “Optional Redemption” means a redemption of the Redeemable Preferred Shares undertaken in accordance with Section 5.1.
     “Optional Redemption Amount” has the meaning set forth in Section 5.1(c).
     “Optional Redemption Date” has the meaning set forth in Section 5.1(b).
     “Optional Redemption Notice” has the meaning set forth in Section 5.1(b).
     “Permitted Debt” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Permitted Liens” has the meaning given such term in Exhibit A to the Credit Agreement; provided that Permitted Liens shall not include any Lien described in clause (i) of such definition.
     “Person” means any individual, partnership, corporation, association, business trust, statutory trust, limited liability company, or other entity.
     “Prohibited Transferee” means any Person (i) set forth on Schedule 2 hereto or any Affiliate thereof, or (ii) with whom Calpine, the Common Member, the Company or any of their

Affiliates is at the time involved in any material dispute.
     “Project” means Metcalf Energy Center, the approximately 554 megawatt base load and a 46 megawatt peaking capacity natural gas fired combined cycle electric generating facility located in San Jose, California.
     “Project Documents” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Project Revenues” has the meaning given such term in Exhibit A to the Credit Agreement.
     “PUHCA” means the Public Utility Holding Company Act of 1935, as amended.
     “Purpose” has the meaning set forth in Section 1.6.
     “Qualifying Power Purchase Agreement” has the meaning set forth in Exhibit A to the Credit Agreement.
     “Redeemable Preferred Dividend” means a return which shall be paid as provided herein to the Redeemable Preferred Members holding Redeemable Preferred Shares in the respective amounts of Redeemable Preferred Paid-up Value from time to time attributable thereto at the Redeemable Preferred Dividend Rate. The Redeemable Preferred Dividends shall be payable in cash on each Redeemable Preferred Dividend Date in arrears, shall be cumulative, shall compound semi-annually and shall be determined based upon actual days elapsed in a 360-day year.
     “Redeemable Preferred Dividend Date” means each February 28 and August 31 after the Effective Time or, if these days are not Banking Days, on the next Banking Day. The first Redeemable Preferred Dividend Date shall be February 28, 2006 in respect of the period starting on the Effective Date and ending on that date.
     “Redeemable Preferred Dividend Rate” means (i) for the period after the Effective Date to and including August 31, 2005, a rate per annum equal to the LIBO Rate on the date two (2) Banking Days prior to the Closing Date plus a margin of 900 basis points, and (ii) for each period thereafter starting on the day after a Redeemable Preferred Dividend Date (or, in the case of the initial period, after the Effective Date, starting on the day after August 31, 2005) to and including the next Redeemable Preferred Dividend Date (or the Maturity Date, if earlier), a rate per annum equal to the LIBO Rate on the date two (2) Banking Days prior to the respective Redeemable Preferred Dividend Date, plus a margin of 900 basis points, provided that (a) the Redeemable Preferred Dividend Rate for any Additional Redeemable Preferred Shares issued in accordance with Section 2.1(c) shall be determined by the Board in connection with the issuance of such Additional Redeemable Preferred Shares, and (b) upon the occurrence and during the continuance of a Voting Rights Trigger Event, the Redeemable Preferred Dividend Rate shall be increased by two percentage points (2%) above the Redeemable Preferred Dividend Rate that would otherwise be in effect.
     “Redeemable Preferred Members” means the Persons who have been admitted to the

Company as Redeemable Preferred Members in accordance with this Agreement and who are identified as owning Redeemable Preferred Shares on the Register of Members, as such may be amended from time to time, each in its capacity as a member of the Company.
     “Redeemable Preferred Notice” means notice in writing given to the Company following the occurrence of a Voting Rights Trigger Event (but not after such Voting Rights Trigger Event has been cured or waived), and executed by or on behalf of a Majority In Interest of the Redeemable Preferred Shares stating that a Voting Rights Trigger Event has occurred and its continuing and identifying the Directors whose offices are to be vacated and the names of the individual(s) to be appointed by the Redeemable Preferred Members to the Board; provided however, that the first Redeemable Preferred Notice delivered to the Company shall take precedence over any subsequently delivered Redeemable Preferred Notice until such time that all Voting Rights Trigger Events in respect of all Redeemable Preferred Notices shall have been cured or waived by a Majority In Interest of the Redeemable Preferred Shares.
     “Redeemable Preferred Paid-up Value” means One Thousand Dollars (US $1,000) per Redeemable Preferred Share.
     “Redeemable Preferred Share” means a Membership Interest having such rights, privileges and obligations as are set forth in this Agreement as being appurtenant to a “Redeemable Preferred Share” and representing such fractional part of all Membership Interests relating to the series of Redeemable Preferred Shares pursuant to which it was issued as is equal to the quotient of one (1) divided by the total number of Redeemable Preferred Shares of such series.
     “Redeemable Preferred Shares Redemption Date” means the date on which the Company has redeemed all Redeemable Preferred Shares.
     “Redemption Date” means an Optional Redemption Date, a Change of Control Redemption Date, a Mandatory Redemption Date, an Excess Cash Flow Redemption Date or the Complete Redemption Date, as the context requires.
     “Redemption Payments” means any amount required to be paid to the Redeemable Preferred Members pursuant to an Optional Redemption, Change of Control Redemption Offer, Mandatory Redemption, Excess Cash Flow Redemption Offer or a Complete Redemption.
     “Register of Members” means a schedule to be maintained by the Board (and updated from time to time as provided herein) showing the names, addresses and Shares of the Members. The Register of Members may include any additional information deemed appropriate by the Board.
     “Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.
     “Revenue Account” has the meaning given such term in Section 1.1 of the Depositary Agreement.
     “Secretary” means the individual duly appointed as the secretary of the Company and such individual’s duly appointed and qualified successors.
     “Secured Parties” has the meaning given in Exhibit A to the Credit Agreement.
     “Securities Act” has the meaning set forth in Section 9.1(a)(ix).
     “Shares” means, collectively, the Redeemable Preferred Shares, the Common Shares and any other Membership Interests designated as shares that may be issued from time to time pursuant to the terms of this Agreement.
     “S&P” means Standard & Poor’s Corporation and its successors and assigns.
     “Secured Parties” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Subordinated Payments” has the meaning given such term in Exhibit A to the Credit Agreement.
     “Substitute Member” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Membership Interest in a manner permitted hereunder, and (b) which has been admitted to the Company as a Substitute Member pursuant to Section 9.3.
     “Supermajority In Interest” means the vote of Redeemable Preferred Members owning at least 66 2/3% of the outstanding Redeemable Preferred Shares; provided, however, that any Redeemable Preferred Shares owned by an Affiliate of the Company (other than Redeemable Preferred Members that become Affiliates solely by virtue of the occurrence of a Voting Rights Trigger Event) or of Calpine shall be disregarded for purposes of determining the votes constituting a Supermajority In Interest.
     “Tax Matters Member” has the meaning set forth in Section 8.6(b)(iv).
     “Term Loans” and “Term Loan” have the meaning given such terms in Exhibit A to the Credit Agreement.
     “Transfer” means any sale, assignment, conveyance, encumbrance, mortgage or pledge by a Member or an Assignee of all or any portion of its Shares, whether occurring voluntarily or by operation of law.
     “U.S.” means the United States of America.
     “Voting Rights Period” has meaning set forth in Section 6.2(d)(i).
     “Voting Rights Reinstatement Event” has meaning set forth in Section 6.2(d)(iii).
     “Voting Rights Trigger Event” means the occurrence of any one or more of the following events:

(a)	the failure of the Company to declare and pay Redeemable Preferred Dividends on or within thirty (30) days following the respective Redeemable Preferred Dividend Date;

(b)	the failure of the Company to redeem the Redeemable Preferred Shares on a Redemption Date (except for any failure that arises out of administrative or technical errors and continues for three days or less following such error);

(c)	the occurrence and continuance of an Event of Default under the Credit Agreement;

(d)	the occurrence and continuance of an event of default (after expiration of all grace periods and cure rights) by the Common Member or the Company under any indenture, credit agreement or other agreement (other than the Credit Agreement) evidencing indebtedness of such party in excess of $2,500,000;

(e)	the breach of a covenant set forth in Section 6.4(a) or Section 6.4(b)(i) of this Agreement, but only if such breach would have constituted an Event of Default under Section 7.1.6 of the Credit Agreement, and, for purposes of this clause (e), Section 7.1.6 of the Credit Agreement is hereby incorporated herein by reference as though fully set forth herein, solely with respect to the underlying Credit Agreement covenants to which Section 6.4(a) and Section 6.4(b)(i) apply, in the form such Section 7.1.6 exists as of the Effective Date and as it may hereafter be amended from time to time, but only to the extent such incorporation of any such amendments into this Agreement has been consented to by the Company and a Majority In Interest of the Redeemable Preferred Members (and no effect shall be given to any waiver under the Credit Agreement); provided that any reference to the Administrative Agent in such Section 7.1.6 shall instead, for this purpose, be considered a reference to a Majority In Interest of the Redeemable Preferred Members, or, in the case of the delivery of any information to the Administrative Agent, to all Redeemable Preferred Members;

(f)	the breach of any other covenant by the Company or the Common Member set forth in this Agreement and such breach shall continue unremedied for a period of 30 days after the Company and the Common Member have actual knowledge thereof or receive written notice thereof signed by a Majority In Interest of the Redeemable Preferred Members; provided, however, that, if (i) such breach cannot be cured within such 30 day period, (ii) such breach is susceptible of cure within 90 days, (iii) the Company or the Common Member, as applicable, is proceeding with diligence and in good faith to cure such breach, (iv) the existence of such breach has not had and could not, after considering the nature of the cure, be reasonably expected to have a material adverse effect on the Company, and (v) the Redeemable Preferred Members shall have received an officer’s certificate signed by an officer of the Company to the effect of clauses (i), (ii), (iii) and (iv) above and stating what action the Company or the Common Member, as applicable, is taking to cure such breach, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for the Company or the Common Member, as applicable, diligently to cure such breach;

(g)	this Agreement or any Credit Document has become and remains (at the time any right is to be exercised pursuant to Section 6.2(d), whether temporarily or permanently and for any reason whatsoever, including without limitation as a result of any law, judgment or order of a court of competent jurisdiction, invalid, ineffective or unenforceable, or any party thereto repudiates this Agreement or any Credit Document; or

(h)	the occurrence of a Bankruptcy in relation to the Common Member or any subsidiary of the Common Member.
     (b) Interpretation. Reference to a given Section or Schedule is a reference to a Section or Schedule of this Agreement, unless otherwise specified. The terms “hereof,” “herein,” “hereto,” “hereunder” and “herewith” refer to this Agreement as a whole. Except where otherwise expressly provided or unless the context otherwise necessarily requires: (i) reference to a given agreement, instrument, statute or regulation is a reference to that agreement, instrument, statute or regulation as modified, amended, supplemented and restated from time to time, and, as to a statute or regulation, any successor statute or regulation; provided that any reference to the Credit Agreement or any other Credit Document herein, or incorporation of the Credit Agreement or any other Credit Document by reference, means the Credit Agreement or such other Credit Document in effect on the date hereof without giving effect to any amendment, modification, restatement, expiration or termination thereof or any waiver thereunder other than any amendment, modification, restatement or waiver approved by a Majority In Interest of the Redeemable Preferred Shares in accordance with Section 6.4(d) hereof, (ii) accounting terms have the meanings given to them by GAAP applied on a consistent basis by the accounting entity to which they refer, (iii) references to “dollars” or “$” shall mean the lawful currency of the U.S., (iv) reference to a Person includes its successors and permitted assigns, (v) references to any term in this Agreement when used in the singular shall have the same meanings when used in the plural and vice versa, (vi) the masculine shall include the feminine and neuter, and vice versa, and (vii) “includes” or “including” means “including, for example and without limitation.”
ARTICLE II.
MEMBERS AND INTERESTS
     2.1 Members and Membership Interests.
          (a) Members. The names, addresses, and the number and type of Shares of the Members shall be set forth on the Register of Members, as such may be amended, modified or supplemented at any time and from time to time (as determined by the Board). The Common Member shall continue as a member of the Company upon its execution of this Agreement, and the Company hereby issues 1000 Common Shares to the Common Member on the date hereof, and two Officers of the Company on behalf of the Company shall issue to the Common Member a Common Share Certificate pursuant to Section 2.1(d) evidencing such Common Shares. A Person being issued Redeemable Preferred Shares by the Company shall be admitted to the Company as a Redeemable Preferred Member and shall become bound by this Agreement upon (i) the payment to the Company by such Person of the purchase price for Redeemable Preferred

Shares purchased by such Person, (ii) the Company’s acceptance (which may be evidenced by the Company’s execution of a counterpart thereof) of such Person’s completed and signed subscription agreement or similar document for such Shares, (iv) the execution and delivery by or on behalf of such Person of a counterpart of this Agreement, and (v) such Person being reflected as a Member on the Register of Members. Upon the satisfaction of the conditions set forth in the immediately preceding sentence and the number of Redeemable Preferred Shares of each Redeemable Preferred Member being set forth opposite such Redeemable Preferred Member’s name on the Register of Members, the 155,000 Redeemable Preferred Shares being issued on the date hereof shall be duly issued by the Company.
               (i) Register of Members. The Board shall cause the Secretary to prepare and maintain a Register of Members of the Company, which shall be kept with the official records of the Company at the principal place of business of the Company. The register shall record the name and mailing address of each Member, and the number and class of Shares and, if applicable, the Common Share Certificate held by such Member. The initial register is attached hereto as Schedule 1, and may be modified and updated by the Board from time to time to reflect changes in the identity of the Members or other relevant information (and any such changes made in accordance with this Agreement shall not be deemed to be amendments to this Agreement). The Company shall from time to time, at the direction and in the discretion of the Board, distribute an updated version of the Register of Members to all of the Members entitled to receive such updated Register of Members, and such updated Register of Members shall be available at all times upon the written request of any Member entitled to receive such updated Register of Members.
               (ii) Registered Owner. The Company shall be entitled to treat each Person listed on the Register of Members (and in the case of a Common Member, only if such Person is also listed as the registered owner of a Common Share Certificate) as the registered owner of such Membership Interest and, if applicable, such Common Share Certificate for all purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Shares, regardless of whether it shall have actual or other notice thereof, by a Person other than the registered owner of such Shares.
          (b) Membership Interests. The Company shall initially be authorized to issue two classes of Shares, consisting of Common Shares and Redeemable Preferred Shares. The Company is authorized to issue an unlimited number of Common Shares and 200,000 Redeemable Preferred Shares. Whenever the capital of the Company is divided into different classes of Shares, the special rights attached to that class may (unless otherwise provided by the terms of issues of the Shares of that class) be varied or abrogated only with the Consent of a Majority In Interest of the Shares of that class.
               (i) Common Shares. The voting, dividend and other rights of the holders of the Common Shares shall be set forth in this Agreement and shall be subject to and qualified by the rights of the holders of any Redeemable Preferred Shares as may be more specifically designated by the Board upon issuance of the Redeemable Preferred Shares as set forth in this Agreement, as it may be amended from time to time.

               (ii) Redeemable Preferred Shares. Redeemable Preferred Shares may be issued from time to time in one or more series on such terms as stated or expressed in this Agreement, as it may be amended from time to time. All series of Redeemable Preferred Shares, now and hereafter existing, shall have identical rights, preferences and privileges; provided however, that the Board may establish a different Redeemable Preferred Dividend Rate for different series of Redeemable Preferred Shares. Except as provided for in Section 2.1(c), the Company shall not issue Additional Redeemable Preferred Shares or any other class of preferred shares in the Company.
               (iii) Shares Existing as of the Effective Date. All of the limited liability company interests in the Company issued and outstanding prior to the date hereof are hereby cancelled. The Common Member confirms that each certificate evidencing limited liability company interests in the Company issued prior to the date hereof has been returned to the Company and has been cancelled. The issued and outstanding Shares of the Company as of the Effective Date shall be (i) 1,000 Common Shares and (ii) 155,000 Redeemable Preferred Shares. The Board may, from time to time, by resolution issue additional Common Shares. The Company may issue fractions of Common Shares.
               (iv) Issuance of Shares in Contemplation of a Redemption. Notwithstanding anything to the contrary contained in this Section 2.1(b) or in Section 6.4 hereof, but subject to Section 2.1(c) hereof, the Board on behalf of the Company may create and issue further Shares, with such rights, preferences and privileges as the Board may determine in its sole discretion which may be the same or different than any other Shares, and may admit any Person to whom such Shares are issued to the Company as a member of the Company, without the Consent of any of the Members, now or hereinafter existing, if (A) the proceeds from such issuance will be used to redeem all of the existing Redeemable Preferred Shares in full, and (B) the issuance of such additional Shares and the redemption of existing Redeemable Preferred Shares occurs contemporaneously.
          (c) Issuance of Additional Redeemable Preferred Shares. From time to time after the Effective Date, the Board may, without a Majority In Interest of the Common Shares or the Redeemable Preferred Shares, cause the Company to issue additional Redeemable Preferred Shares so long as each of the following requirements is satisfied:
               (i) no Voting Rights Trigger Event has occurred and remains uncured or would occur as a result thereof;
               (ii) no Inchoate Default or Event of Default has occurred and is continuing or would occur as a result of the issuance of Additional Redeemable Preferred Shares; and
               (iii) the Company is then a party to one or more Qualifying Power Purchase Agreements entered into after the Effective Date;
               (iv) the aggregate Redeemable Preferred Shares issued by the Company, including any Additional Redeemable Preferred Shares issued or to be issued pursuant to this Section 2.1(c), shall in no event exceed, in the aggregate, 200,000 Redeemable Preferred

Shares;
               (v) the projected Financial Payments Coverage Ratio is no less than 1.30 to 1.00 for each of the two consecutive years ending on the later of (a) the fourth Redeemable Preferred Dividend Date or (b) the second anniversary of the date of issuance of such Additional Redeemable Preferred Shares;
               (vi) the issuance of such Additional Redeemable Preferred Shares will not result in the violation of any Legal Requirements;
               (vii) the Board and the Redeemable Preferred Members have received a certificate signed by an authorized officer of the Company certifying that the requirements of this Section 2.1(c) have been satisfied; and
               (viii) the Company has received opinions from counsel which are usual and customary for similar issuances of securities.
For purposes of calculating the projected Financial Payments Coverage Ratio as required by Section 2.1(c)(v), (x) all Redeemable Preferred Dividends with respect to the Redeemable Preferred Shares (giving effect to the issuance of any applicable Additional Redeemable Preferred Shares) shall be assumed paid in cash, regardless of any non-cash accrual feature, and (y) to the extent any energy payments projected to be received by the Company are dependent on market projections, such projected energy payments shall be determined based upon the average of four quotes from established forward market participants or, if four quotes from established forward market participants are not reasonably available, based upon comparable information obtained from sources not affiliated with the Company.
          (d) Issuance of Common Share Certificate. The Common Shares owned by a Common Member shall be evidenced by a Common Share Certificate, substantially in the form attached as Exhibit B hereto, issued to such Common Member. Each Common Share Certificate shall state on its face (i) that it is subject to the restrictions on Transfer set forth in this Agreement, and (ii) that it is subject to all other terms and conditions of this Agreement. Each Common Share Certificate shall be executed by two Officers on behalf of the Company and evidence of the issuance of each Common Share Certificate shall be recorded in the Register of Members.
          (e) Membership Interests as “Securities”. The Shares shall constitute “securities” within the meaning of (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and in the State of New York and (ii) the law of any other applicable jurisdiction that presently or hereafter is substantially similar to such Article 8.
          (f) Issuance of Replacement Common Share Certificate. The Company shall issue a new Common Share Certificate in place of any Common Share Certificate previously issued if the registered owner of the Common Share Certificate, as reflected on the books and records of the Company:

               (i) makes proof by affidavit, in form and substance satisfactory to the Board in its sole discretion, that such previously issued Common Share Certificate has been lost, stolen or destroyed;
               (ii) requests the issuance of a new Common Share Certificate before the Company has notice that such previously issued Common Shares Certificate has been acquired by a protected purchaser;
               (iii) if requested by the Board in its sole discretion, delivers to the Company a bond, in form and substance satisfactory to the Board in its sole discretion, with such surety or sureties as the Board in its sole discretion may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Common Share Certificate; and
               (iv) satisfies any other reasonable requirements imposed by the Board.
     2.2 Meetings of Members.
          (a) Special Meetings. A special meeting of the Members, for any purpose, may be called by the Board, and shall be called by the Board upon its receipt of a written request from any two Members. Any such request shall state the purpose of the proposed meeting.
          (b) Place and Conduct of Meetings. Meetings of the Members for any purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board and stated in the notice of the meeting. Such meetings may be held in person, by teleconference or by any other reasonable means, as directed by the Board.
          (c) Notice of Meetings. Written notice of all meetings stating the place, date, and hour of the meeting (and in the case of a special meeting, also the purpose for which the meeting is called) shall be given not less than 10 days nor more than 30 days before the date of such meeting.
          (d) Voting. Except as otherwise provided herein, any matter submitted for the vote, approval or Consent of the Members shall be decided by a Majority In Interest of Common Shares and Redeemable Preferred Shares entitled to vote thereon, each voting as a separate class.
          (e) Action by Consent. Any Consent required herein or action that may be or is required to be taken at any meeting of the Members, may be taken without a meeting, without prior notice, and without a vote, (i) if a Consent is signed by all Members or (ii) except for matters requiring unanimous Member approval, if a Consent is signed by the Majority in Interest of the Shares entitled to vote after five Banking Days prior written notice of the subject matter of the Consent to each Member. All Consents signed by the Members shall be filed in the minute book of the Company with copies of the Consents provided to all Members. Unless otherwise expressly provided herein, but without limiting the fiduciary duty of the Directors under Section 6.1(b) hereof, each Member may exercise its Consent rights or other voting or approval rights in its sole discretion in relation to its proprietary interests in the Company, and no

Member shall have any duty (including any fiduciary duty) to the Company or to any other Member in relation to such Consent determinations or otherwise in connection with their rights and responsibilities hereunder or in connection with the Company and its Purpose, other than the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.
     2.3 Certain Duties and Limitation of Liability.
          (a) No Power of Members to Bind the Company. Except as otherwise expressly provided herein, and notwithstanding Section 18-402 of the LLC Act, no Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any liability or make any expenditures on behalf of the Company.
          (b) Liability of Members. Except as provided in the LLC Act, no Member (nor any of its Affiliates or their respective officers, directors, employees, trustees, members, partners, representatives or agents, nor any of their heirs, executors, successors and assigns) shall be responsible or liable for any debt, liability or any other obligation of another Member or the Company. Unless otherwise agreed to in writing by such Member in accordance with the provisions of Section 18-303(b) of the LLC Act, except as provided in the LLC Act, no Member (nor any former Member), by reason of its status as a Member (or former Member) shall have any liability for the debts, duties, or other obligations of the Company or for the repayment of any capital contribution of any other Member, including any liability of the Company pursuant to a judgment, decree or order of any Governmental Authority. Except as specifically provided herein, the Members have no duties or liabilities relating to the Company, the Board or to any other Member. The Board shall not cause a Member to be responsible or liable for any debt, liability or any other obligation of any Member, the Board or the Company without the Consent of such Member.
          (c) Liability of the Company. The Company shall not be responsible or liable for any debt, liability or any other obligation of any Member incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, debt or any other obligations incurred pursuant to and as limited by the terms of this Agreement and the LLC Act.
          (d) Participation in Management. Except as specifically provided herein, no Member shall have any right to participate in or to control, manage, direct or operate the business and affairs of the Company. The exercise by a Member of any right or power conferred on it under this Agreement shall not be construed to constitute the participation by such Member in, or the control, management, direction or operation by it of, the business or affairs of the Company. To the fullest extent permitted by law, no Member shall be liable for the exercise by it of any right or power conferred on it under this Agreement, which rights or powers may be exercised by such Member in its sole and absolute discretion. No such exercise shall give rise to any claim that such Member has acted as the manager of the Company.

ARTICLE III.
CONTRIBUTIONS; PROFITS AND LOSSES
     3.1 Capital Accounts. The Company shall establish and maintain a capital account for each Member as set forth in the Allocation Addendum.
     3.2 Contribution of Mandatory Redemption Capital. The Common Member shall contribute, or cause its subsidiary to contribute, to the Company any of the amounts described in clause (ii), (iii), (iv) or (v) of the definition of Mandatory Redemption Capital.
     3.3 No Additional Capital Contributions. Except as otherwise expressly set forth herein, no Member shall be required to make any capital contribution to the Company, whether on liquidation of the Company or otherwise.
     3.4 Loans. No Member shall be required to lend any money to or for the benefit of the Company without such Member’s Consent.
     3.5 Allocation of Profits and Losses. The allocation of profits and losses as well as the allocation of other items of Company income, gain, loss, deduction and credit are set forth in the Allocation Addendum attached hereto as Exhibit A.
ARTICLE IV.
DISTRIBUTIONS
     4.1 General. Except as otherwise provided in Section 7.2(d), and subject to the redemption provisions set forth in Article V, the Company shall distribute amounts (other than Mandatory Redemption Capital) to its Members as follows:
          (a) Redeemable Preferred Dividend Dates. In order to pay Redeemable Preferred Dividends to the Redeemable Preferred Members, and to distribute to the Common Member funds not required to be offered to redeem a portion of the Redeemable Preferred Shares in accordance with Section 5.4 below:
               (i) On each Redeemable Preferred Dividend Date prior to the Credit Agreement Termination Date, (x) first, to the Redeemable Preferred Members in proportion to, and to the extent of, their accrued and undistributed Redeemable Preferred Dividends, the amount released from the Revenue Account pursuant to clause sixth of Section 3.2.2(b) of the Depositary Agreement, and (y) second, as long as no Event of Default or Voting Rights Trigger Event has occurred and is continuing, to the Common Member, the amount released from the Revenue Account pursuant to clause (i)(y) of clause ninth of Section 3.2.2(b) of the Depositary Agreement; and
               (ii) On each Redeemable Preferred Dividend Date from and after the Credit Agreement Termination Date, (x) first, to the Redeemable Preferred Members in proportion to, and to the extent of, their accrued and undistributed Redeemable Preferred Dividends, such amount in the Company Account (after reserving for the amounts set forth in clauses (i), (ii), (iii) and (vi) of clause (b) of the definition of Excess Cash Flow) that is necessary to pay the same, and (y) second, as long as no Voting Rights Trigger Event has occurred and is continuing, to the Common Member, an amount in the Company Account equal to 50% of the Excess Cash Flow; provided, however, that nothing in this Section 4.1(a)(ii) shall affect the existence of a Voting Rights Trigger Event caused by the failure of the Company to pay in full all Redeemable Preferred Dividends due and payable on any Redeemable Preferred Dividend Date within thirty (30) days following such Redeemable Preferred Dividend Date as provided in the definition of Voting Rights Trigger Event.
          (b) Excess Cash Flow Redemption Dates. In order to distribute to the Common Member those funds which were offered to redeem a portion of the Redeemable Preferred Shares in accordance with Section 5.4 below, but which were not so elected to be received in redemption by the Redeemable Preferred Members:
               (i) On each Excess Cash Flow Redemption Date prior to the Credit Agreement Termination Date, as long as no Event of Default or Voting Rights Trigger Event has occurred and is continuing, to the Common Member, the amount described in clause (b) of Section 3.8 of the Depositary Agreement; and
               (ii) On each Excess Cash Flow Redemption Date from and after the Credit Agreement Termination Date, as long as no Voting Rights Trigger Event has occurred and is continuing, to the Common Member, an amount equal to (x) the Excess Cash Flow Offer Amount corresponding to the immediately preceding Excess Cash Flow Determination Date minus (y) the aggregate Excess Cash Flow Redemption Amount payable to the Redeemable Preferred Members on such Excess Cash Flow Redemption Date.
     4.2 Distributions to Common Member. The Company shall distribute directly to the Common Member upon receipt each of the following amounts, as further described below:
          (a) any amounts which are available to be paid to Persons or accounts specified by the Company to the Collateral Agent and Depositary Agent under Section 3.7.2 of the Depositary Agreement, relating to the Distribution Suspense Account;
          (b) any amounts which are available to be paid to Persons or accounts specified by the Company to the Collateral Agent and Depositary Agent under Section 3.1.3 of the Depositary Agreement, relating to the Pre-Funded Project Closeout Account and final completion of the Project; and
          (c) the net proceeds received by the Company upon the issuance of any Redeemable Preferred Shares, including those Redeemable Preferred Shares issued at or about the Effective Time, and any Additional Redeemable Preferred Shares issued pursuant to Section 2.1(c).
     4.3 Prior Payments to Predecessors in Interest. For the avoidance of doubt, in determining amounts payable or distributable to any Redeemable Preferred Member under this Agreement, each Redeemable Preferred Member shall be treated as having received all amounts received by its predecessors in interest as a Redeemable Preferred Member.

     4.4 Withholding. Notwithstanding any other provision of this Agreement, the Company is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any foreign or U.S. federal, state or local withholding requirement with respect to any allocation, payment or distribution by the Company to any Member or other Person. To the extent the Company is required to withhold and pay over any amount to any taxing authority with respect to any payment, distribution, or allocation to any Member, the amount withheld shall be treated as paid or distributed, as the case may be, to the Member with respect to which such amount was withheld pursuant to this Section 4.3 for all purposes under this Agreement. In the event of any claimed over withholding, a Member shall have no right against the Company or any other Member. If the amount of any withholding due with respect to a payment, distribution or allocation to a Member is not withheld from actual distributions or other payments due to such Member, the Company may , at its option (i) require the Member to contribute the amount of such required withholding to the Company by a date reasonably in advance of the Company’s deadline for timely complying with the applicable withholding requirement, or (ii) if the Company has paid the required withholding, (a) require the Member to reimburse the Company for the amount of such withholding within ten (10) days after the written demand by the Company after payment by the Company thereof, or (b) reduce any subsequent distributions or payments to such Member by the amount of such withholding. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations. Each Member agrees to indemnify and hold harmless the Company and all other Members from and against any and all liabilities, obligations, damages, deficiencies and expenses resulting from any tax liability incurred by any Member attributable to the failure of the Company to withhold taxes on distributions or allocations to such Member, unless such failure to withhold was the result of willful malfeasance or gross negligence on the part of the Company.
     4.5 Distributions in Kind. No Member may demand or receive property other than cash as provided in this Agreement. To the extent not prohibited by applicable law, a Majority In Interest of the Shares may determine to make distributions in kind of Company assets provided that such Company assets shall be distributed in such a fashion as to ensure that the fair market value thereof is distributed in accordance with this Article 4.
     4.6 Other Distributions. Except as provided in this Article 4 or otherwise in this Agreement, no other distribution (including any distribution of property) shall be made by the Company without the Consent of all Members.
     4.7 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board, on behalf of the Company, shall make a distribution to any Member or the holder of any Shares (as applicable) in violation of Sections 18-607 or 18-804 of the LLC Act or other applicable law.

ARTICLE V.
REDEMPTION OF REDEEMABLE PREFERRED SHARES
5.1 Optional Redemption of Redeemable Preferred.
          (a) General. The Company may not voluntarily redeem the Redeemable Preferred Shares except as provided in this Section 5.1. After the thirty (30) month anniversary of the Effective Date, the Board, at its option, to the extent not prohibited by the LLC Act or applicable law, may cause the Company to redeem all, or any part of, the Redeemable Preferred Shares on any Banking Day, to the extent not prohibited by applicable law, in an aggregate minimum amount of 5,000 Redeemable Preferred Shares and integral multiples of 1,000 in excess of that amount (or the remaining Redeemable Preferred Shares outstanding if less than 5,000).
          (b) Notice. All such redemptions shall be made upon not less than thirty (30) Banking Days’ prior written, email or telephonic notice (each such notice, an “Optional Redemption Notice”) to each Redeemable Preferred Member and, if given by telephone, promptly confirmed in writing to each Redeemable Preferred Member. Upon the giving of any such notice, the aggregate amount of Redeemable Preferred Shares specified in such notice shall become due and payable on the redemption date specified therein (the “Optional Redemption Date”). In addition to the Optional Redemption Date, the Optional Redemption Notice shall specify the following:
               (i) that the Optional Redemption is being made pursuant to this Section 5.1;
               (ii) the Redeemable Preferred Shares to be redeemed; and
               (iii) a request for details of the account to which each Redeemable Preferred Member desires the Optional Redemption Amount to be paid.
          (c) Optional Redemption Amount. The amount (the “Optional Redemption Amount”) to be paid to each Redeemable Preferred Member with respect to each Redeemable Preferred Share redeemed pursuant to this Section 5.1 shall be as follows:
               (i) If such Optional Redemption is after the thirty (30) month anniversary, but on or before the forty-two (42) month anniversary, of the Effective Date, the sum of the following shall be paid with respect to each Redeemable Preferred Share to be redeemed:
                    (1) all Redeemable Preferred Dividends that have accrued but are unpaid with respect to such Redeemable Preferred Share, with such accruals to be calculated up to and including the Optional Redemption Date;
                    (2) the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share; and

                    (3) an amount equal to two percent (2%) of the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share.
               (ii) If such Optional Redemption is after the forty-two (42) month anniversary, but on or before the fifty-four (54) month anniversary, of the Effective Date, the sum of the following shall be paid with respect to each Redeemable Preferred Share to be redeemed:
                    (1) all Redeemable Preferred Dividends that have accrued but are unpaid with respect to such Redeemable Preferred Share, with such accruals to be calculated up to and including the Optional Redemption Date;
                    (2) the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share; and
                    (3) an amount equal to one percent (1%) of the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share.
               (iii) If such Optional Redemption is after the fifty-four (54) month anniversary of the Effective Date, the sum of the following shall be paid with respect to each Redeemable Preferred Share to be redeemed:
                    (1) all Redeemable Preferred Dividends which have accrued but are unpaid with respect to such Redeemable Preferred Share, with such accruals to be calculated up to and including the Optional Redemption Date; and
                    (2) the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share.
          (d) Time and Manner of Payment. On the Optional Redemption Date, the Company shall pay to each Redeemable Preferred Member the Optional Redemption Amount due to it. The Company shall make an appropriate notation on its Register of Members reflecting such Optional Redemption and reducing such Redeemable Preferred Member’s Shares. The Optional Redemption Amount shall be paid on the Optional Redemption Date to the Redeemable Preferred Member by wire transfer of immediately available funds to the account specified by the relevant Redeemable Preferred Member in written wire transfer instructions or if the relevant Redeemable Preferred Member has not provided written wire transfer instructions, a check dispatched to the address of such Redeemable Preferred Member as shown on the Register of Members, at the Redeemable Preferred Member’s risk, within three Banking Days of the Optional Redemption Date.
          (e) Cessation of Dividends on Optional Redemption Date. As of the Optional Redemption Date, the Redeemable Preferred Dividend shall cease to accrue with respect to all redeemed Redeemable Preferred Shares unless the payment of the Optional Redemption Amount is not made in accordance with this Section 5.1.
     5.2 Change of Control Redemption.

          (a) General. In the event that a Change of Control occurs, the Company, to the extent not prohibited by the LLC Act or applicable law, shall be required to offer to redeem the Redeemable Preferred Shares (a “Change of Control Redemption Offer”). The Company shall make the Change of Control Offer to each Redeemable Preferred Member in accordance with this Section 5.2.
          (b) Change in Control Redemption Offer. The Company shall make a Change of Control Redemption Offer under this Section 5.2 within 30 Banking Days following the occurrence of the Change of Control transaction and shall keep such Change of Control Redemption Offer open until the close of business on the Banking Day preceding the date on which the Change of Control Redemption is to be consummated (the “Change of Control Redemption Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such Change of Control Redemption Offer was made, except to the extent that a longer period is required by applicable law (the “Change of Control Redemption Offer Period”);
          (c) Notice. The Company shall make the Change of Control Redemption Offer by sending written notice (the “Change of Control Redemption Notice”) to each Redeemable Preferred Member. The Change of Control Redemption Notice shall contain a description of the transaction or transactions that constitute the Change of Control and state:
               (i) that the Change of Control Redemption is being conducted pursuant to this Section 5.2 and that all Redeemable Preferred Shares tendered pursuant to written notice (a “Change of Control Redemption Acceptance Notice”) delivered to the Company prior to the Change of Control Redemption Date will be accepted for redemption;
               (ii) the Change of Control Redemption Amount, assuming the Change of Control Offer is accepted, and the Change of Control Redemption Date;
               (iii) that any Redeemable Preferred Share not tendered will continue to accrue Redeemable Preferred Dividends;
               (iv) that, unless the Company defaults in making the payment of the Change of Control Redemption Amount, all Redeemable Preferred Shares with respect to which a Redeemable Preferred Member accepts the Change of Control Redemption Offer shall cease to accrue Redeemable Preferred Dividends from and after the Change of Control Redemption Date;
               (v) that the Redeemable Preferred Members shall be entitled to withdraw their Change of Control Redemption Acceptance Notice if the Company receives, not later than the close of business on the Banking Day preceding the Change of Control Redemption Date, a written or facsimile notice setting forth the name of the Redeemable Preferred Member, the aggregate number of Redeemable Preferred Shares for which the Redeemable Preferred Member previously accepted such Change of Control Redemption Offer and a statement that such Redeemable Preferred Member is rescinding its acceptance of such Change of Control Redemption Offer; and
               (vi) a request for details of the account to which each Redeemable Preferred Member desires the Change of Control Redemption Amount to be paid.

          (d) Acceptance of Change of Control Redemption Offer. On the Change of Control Redemption Date, the Company shall accept for redemption all Redeemable Preferred Shares properly tendered pursuant to the Change of Control Redemption Offer, and thereafter, in accordance with Section 5.2(e), pay to each Redeemable Preferred Member the Change of Control Redemption Amount due to it.
          (e) Change of Control Redemption Amount. The amount (the “Change of Control Redemption Amount”) to be paid to each Redeemable Preferred Member with respect to each Redeemable Preferred Share redeemed pursuant to this Section 5.2 shall be calculated as follows:
               (i) If such Change of Control occurs before the third anniversary of the Effective Date, the sum of the following shall be paid with respect to each Redeemable Preferred Share to be redeemed:
                    (1) all Redeemable Preferred Dividends that have accrued but are unpaid with respect to such Redeemable Preferred Share, with such accruals to be calculated up to and including the Change of Control Redemption Date;
                    (2) the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share; and
                    (3) an amount equal to two percent (2%) of the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share.
               (ii) If such Change of Control occurs after the third anniversary of the Effective Date, the sum of the following shall be paid with respect to each Redeemable Preferred Share to be redeemed:
                    (1) all Redeemable Preferred Dividends that have accrued but are unpaid with respect to such Redeemable Preferred Share, with such accruals to be calculated up to and including the Optional Redemption Date;
                    (2) the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share; and
                    (3) an amount equal to one percent (1%) of the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share.
          (f) Time and Manner of Payment. On the Change of Control Redemption Date, the Company shall make an appropriate notation on its Register of Members reflecting such Change in Control Redemption and reducing such Redeemable Preferred Member’s Shares. The Company shall pay to each Redeemable Preferred Member the Change of Control Redemption Amount due to it on the Change of Control Redemption Date by wire transfer of immediately available funds to the account specified by the relevant Redeemable Preferred Member in written wire transfer instructions or if the relevant Redeemable Preferred Member has not provided written wire transfer instructions, a check dispatched to the address of such

Redeemable Preferred Member as shown on the Register of Members, at the Redeemable Preferred Member’s risk, within three Banking Days of the Change of Control Redemption Date.
          (g) Cessation of Dividends on Change of Control Redemption Date. As of the Change of Control Redemption Date, the Redeemable Preferred Dividend shall cease to accrue with respect to all redeemed Redeemable Preferred Shares unless the payment of the Change of Control Redemption Amount is not made in accordance with this Section 5.2.
          (h) Third Party Change of Control Offer. Notwithstanding the foregoing provisions of Section 5.2 or anything else to the contrary in this Agreement, the Company shall not be required to make a Change of Control Redemption Offer upon a Change of Control if a third party makes the Change of Control Redemption Offer in the manner and at the times and otherwise in compliance with the requirements of this Agreement and redeems all Redeemable Preferred Shares as required by this Section 5.2.
     5.3 Mandatory Redemption.
          (a) General. In the event that the Company has Mandatory Redemption Capital and the Term Loans have been fully repaid, the Company, to the extent not prohibited by the LLC Act or applicable law, shall be required to redeem the Redeemable Preferred Shares (a “Mandatory Redemption”). The Company shall make a Mandatory Redemption under this Section 5.3 no later than 60 days from the date such Mandatory Redemption Capital was received by the Company (the “Mandatory Redemption Date”);
          (b) Number of Shares. The number of Redeemable Preferred Shares to be redeemed on a Mandatory Redemption Date shall be equal to the amount of Mandatory Redemption Capital available to effect the applicable Mandatory Redemption divided by the relevant Mandatory Redemption Amount, properly adjusted for the full payment of accrued and unpaid dividends in accordance with Section 5.3(d)(i) below.
          (c) Notice. Within 30 days after the receipt of Mandatory Redemption Capital, the Company shall send written notice (the “Mandatory Redemption Notice”) of the Mandatory Redemption to each Redeemable Preferred Member. The Mandatory Redemption Notice shall contain a description of the Mandatory Redemption and the Mandatory Redemption Capital available therefore and state:
               (i) that the Mandatory Redemption is being made pursuant to this Section 5.3;
               (ii) the Mandatory Redemption Amount and the Mandatory Redemption Date; and
               (iii) a request for details of the account to which each Redeemable Preferred Member desires the Mandatory Redemption Amount to be paid.
          (d) Mandatory Redemption Payment Amount. The amount (the “Mandatory Redemption Amount”) to be paid to each Redeemable Preferred Member with respect to each Redeemable Preferred Share redeemed pursuant to this Section 5.3 shall be the sum of the following:
               (i) all Redeemable Preferred Dividends that have accrued but are unpaid with respect to such Redeemable Preferred Share, with such accruals to be calculated up to and including the Mandatory Redemption Date; and
               (ii) the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share.
          (e) Timing and Manner of Payment. On the Mandatory Redemption Date, the Company shall pay to the Redeemable Preferred Member the Mandatory Redemption Amount due to it by wire transfer of immediately available funds to the account specified by the relevant Redeemable Preferred Member in written wire transfer instructions or if the relevant Redeemable Preferred Member has not provided written wire transfer instructions, a check dispatched to the address of such Redeemable Preferred Member as shown on the Register of Members, at the Redeemable Preferred Member’s risk, within three Banking Days of the Mandatory Redemption Payment Date.
          (f) Cessation of Dividends on Mandatory Redemption Date. As of the Mandatory Redemption Date, the Redeemable Preferred Dividend shall cease to accrue with respect to redeemed Redeemable Preferred Shares unless the payment of the Mandatory Redemption Amount is not made in accordance with this Section 5.3.
     5.4 Excess Cash Flow Redemption.
          (a) General. So long as no Default or Event of Default has occurred and is continuing under the Credit Documents, the Company, to the extent not prohibited by the LLC Act or applicable law, shall be required to offer to redeem the Redeemable Preferred Shares in accordance with this Section 5.4 (each such offer, an “Excess Cash Flow Redemption Offer”). The Company shall make an Excess Cash Flow Redemption Offer under this Section 5.4 by providing written notice (each such notice, an “Excess Cash Flow Redemption Notice”) thereof to each Redeemable Preferred Member within 10 Banking Days following each Excess Cash Flow Determination Date that the Company has Excess Cash Flow. The Company shall keep such Excess Cash Flow Redemption Offer open until the close of business on the Banking Day preceding the date on which the Excess Cash Flow Redemption is to be consummated (the “Excess Cash Flow Redemption Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such Excess Cash Flow Redemption Offer was made (the “Excess Cash Flow Redemption Offer Period”).
          (b) Amount of Offer. The amount to be offered to the Redeemable Preferred Members pursuant to an Excess Cash Flow Offer in accordance with this Section 5.4 shall be an amount equal to the Excess Cash Flow Offer Amount available on the corresponding Excess Cash Flow Determination Date. Excess Cash Flow not required to be paid to the Redeemable Preferred Members shall be available for distribution to the Common Member in accordance with Section 4.1(b).
          (c) Notice. The Excess Cash Flow Redemption Notice shall state:

               (i) that the Excess Cash Flow Offer is being made pursuant to this Section 5.4 and that all Redeemable Preferred Shares tendered pursuant to written notice (an “Excess Cash Flow Redemption Acceptance Notice”) delivered to the Company prior to the Excess Cash Flow Redemption Date will be accepted for redemption up to an amount determined in accordance with Section 5.4(d);
               (ii) the aggregate Excess Cash Flow available for redemption of Redeemable Preferred Shares pursuant to the Excess Cash Flow Redemption Offer;
               (iii) the Excess Cash Flow Redemption Amount and the Excess Cash Flow Redemption Date;
               (iv) that any Redeemable Preferred Share not tendered will continue to accrue Redeemable Preferred Dividends;
               (v) that, unless the Company defaults in making the payment of the Excess Cash Flow Redemption Amount, all Redeemable Preferred Shares with respect to which a Redeemable Preferred Member accepts the Excess Cash Flow Redemption Offer shall cease to accrue Redeemable Preferred Dividends from and after the Excess Cash Flow Redemption Date;
               (vi) that any Excess Cash Flow not paid to the Redeemable Preferred Members pursuant to the Excess Cash Flow Offer may be distributed to the Common Member in accordance with the provisions of Section 4.1(b);
               (vii) that the Redeemable Preferred Members shall be entitled to withdraw their Excess Cash Flow Redemption Acceptance Notice if the Company receives, not later than the close of business on the Banking Day preceding the Excess Cash Flow Redemption Date, a written or facsimile notice setting forth the name of the Redeemable Preferred Member, the aggregate number of Redeemable Preferred Shares for which the Redeemable Preferred Member previously accepted such Excess Cash Flow Redemption Offer and a statement that such Redeemable Preferred Member is rescinding its acceptance of such Excess Cash Flow Redemption Offer; and
               (viii) a request for details of the account to which each Redeemable Preferred Member desires the Excess Cash Flow Redemption Amount to be paid.
          (d) Pro Rata Treatment. Each Redeemable Preferred Member that elects to participate in any Excess Cash Flow Redemption Offer shall participate in such Excess Cash Flow Redemption Offer on a pro rata basis based on the proportionate amount of outstanding Redeemable Preferred Shares held by all Redeemable Preferred Members that have elected to participate in such Excess Cash Flow Redemption Offer, properly adjusted for the full payment of accrued and unpaid dividends in accordance with Section 5.4(e)(i) below.
          (e) Excess Cash Flow Redemption Payment Amount. On the Excess Cash Flow Redemption Date, the Company shall accept for redemption all Redeemable Preferred Shares properly tendered pursuant to the Excess Cash Flow Redemption Offer, and thereafter, in accordance with Section 5.4(e), pay to each Redeemable Preferred Member the Excess Cash Flow Redemption Amount due to it. The amount (the “Excess Cash Flow Redemption

Amount”) to be paid to each Redeemable Preferred Member with respect to each Redeemable Preferred Share redeemed pursuant to this Section 5.4 shall be the sum of the following:
               (i) All Redeemable Preferred Dividends that have accrued but are unpaid with respect to such Redeemable Preferred Share, with such accruals to be calculated up to and including the Excess Cash Flow Redemption Date; and
               (ii) The Redeemable Preferred Paid-up Value of such Redeemable Preferred Share.
          (f) Timing and Manner of Payment. On the Excess Cash Flow Redemption Date, the Company shall pay to the Redeemable Preferred Member the Excess Cash Flow Redemption Amount due to it by wire transfer of immediately available funds to the account specified by the relevant Redeemable Preferred Member in written wire transfer instructions or if the relevant Redeemable Preferred Member has not provided written wire transfer instructions, a check dispatched to the address of such Redeemable Preferred Member as shown on the Register of Members, at the Redeemable Preferred Member’s risk, within three Banking Days of the Excess Cash Flow Redemption Date.
          (g) Cessation of Dividends on Excess Cash Flow Redemption Date. As of the Excess Cash Flow Redemption Date, the Redeemable Preferred Dividend shall cease to accrue with respect to redeemed Redeemable Preferred Shares unless the payment of the Excess Cash Flow Redemption Amount is not made in accordance with this Section 5.4. The amount of any Excess Cash Flow not distributed to the Redeemable Preferred Members pursuant to an Excess Cash Flow Offer consummated in accordance with the provisions of this Section 5.4 shall be available for distribution to the Common Member in accordance with Section 4.1(b).
     5.5 Complete Redemption on Maturity Date.
          (a) General. On the Maturity Date, the Company, to the extent not prohibited by the LLC Act or applicable law, shall redeem all issued and outstanding Redeemable Preferred Shares (a “Complete Redemption”) in accordance with this Section 5.5.
          (b) Notice. The Company, not less than 5 Banking Days prior to the Maturity Date, shall send written notice (the “Complete Redemption Notice”) to each Redeemable Preferred Member of the Complete Redemption to be effected on the Maturity Date. The Complete Redemption Notice shall contain a description of the Complete Redemption of all issued and outstanding Redeemable Preferred Shares pursuant to this Section 5.5 and state:
               (i) the Complete Redemption Amount and the Maturity Date; and
               (ii) a request for details of the account to which each Redeemable Preferred Member desires the Complete Redemption Amount to be paid.
          (c) Complete Redemption Payment Amount. The amount (the “Complete Redemption Amount”) to be paid to each Redeemable Preferred Member with respect to each Redeemable Preferred Share redeemed pursuant to this Section 5.5 shall be the sum of the following:

               (i) all Redeemable Preferred Dividends which have accrued but are unpaid with respect to such Redeemable Preferred Share, with such accruals to be calculated up to and including the Maturity Date; and
               (ii) the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share.
          (d) Timing and Manner of Payment. On the Maturity Date, the Company shall pay to the Redeemable Preferred Member the Complete Redemption Amount due to it. The Complete Redemption Amount shall be paid on the Maturity Date to the Redeemable Preferred Member by wire transfer of immediately available funds to the account specified by the relevant Redeemable Preferred Member in written wire transfer instructions or if the relevant Redeemable Preferred Member has not provided written wire transfer instructions, a check dispatched to the address of such Redeemable Preferred Member as shown on the Register of Members, at the Redeemable Preferred Member’s risk, within three Banking Days of the Maturity Date.
          (e) Cessation of Dividends on Maturity Date. As of the Maturity Date, the Redeemable Preferred Dividend shall cease to accrue with respect to redeemed Redeemable Preferred Shares unless the payment of the Complete Redemption Amount is not made in accordance with this Section 5.5.
     5.6 Pro Rata Redemption. When some, but not all, of the Redeemable Preferred Shares are to be redeemed on any Optional Redemption Date, Mandatory Redemption Date or Excess Cash Flow Redemption Date, the Company shall redeem the Redeemable Preferred Shares of each Redeemable Preferred Member pro rata (or as nearly as may be possible without giving rise to fractions of Redeemable Preferred Shares, and taking into account any adjustment for the payment of accrued and unpaid dividends as provided in this Article V) according to the number of Redeemable Preferred Shares held by each such Redeemable Preferred Member, or participating Redeemable Preferred Member where participation in the redemption is elective at the option of the Redeemable Preferred Member.
     5.7 Delayed Redemption. Any redemption of Redeemable Preferred Shares which cannot be effected, and any Redeemable Preferred Dividend which cannot be paid, in each case due to prohibitions under the LLC Act or applicable law, shall be effected or paid on the first date following such prohibited payment that such payment is not so prohibited.
ARTICLE VI.
MANAGEMENT
6.1 General.
          (a) Establishment of Board of Directors. There is hereby established a committee (the “Board”) comprised of five (5) natural persons (the “Directors”) having the authority and duties set forth in this Agreement. Each Director shall be entitled to one (1) vote, and at all times, at least two Directors shall be Independent Directors. Subject to the requirements of Section 6.5 below or as otherwise set forth herein, any decisions to be made by the Board shall require a Majority Vote of the Directors. Except as provided in the immediately preceding sentence, no Director acting alone, or with any other Director or Directors, shall have the power to act for or on behalf of, or to bind the Company (including as a result of each Director being a “manager” (as that term is defined in the LLC Act) of the Company as further provided in this Section 6.1). Each Director shall be a “manager” (as that term is defined in the LLC Act) of the Company, but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement. Directors need not be residents of the State of Delaware or a Member of the Company.
          (b) Operation of the Company. The business and affairs of the Company shall be managed by or under the direction of the Board, except for situations that specifically require the approval of the Members pursuant to the LLC Act or this Agreement, and such business and affairs shall not be managed by or under the direction of any Member or any of its Affiliates. In this regard, the Company shall be operated in such a manner as its Directors deem reasonable and necessary or appropriate to preserve the bankruptcy-remote status of the Company as a separate entity from each Member and its Affiliates until one year and one day after the Redeemable Preferred Shares Redemption Date. In exercising their rights and performing their duties under this Agreement, except as otherwise provided in this Agreement, each Director shall have a fiduciary duty of loyalty and care identical to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.
          (c) Independent Directors. Each Independent Director shall, to the fullest extent permitted by law, including Section 18-1101(c) of the LLC Act, consider only the interests of the Company, including its creditors, in acting or otherwise voting on the matters referred to in Section 6.5. Independent Directors shall have no voting rights other than those expressly set forth in Section 6.5. For their services, the Independent Directors shall receive a yearly fee. No resignation of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor has accepted his or her appointment as an Independent Director by a written instrument In exercising its rights and performing its duties under this Agreement, each Independent Director shall have a fiduciary duty of loyalty and care identical to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.
     6.2 Composition of the Board; Election and Removal of Directors.
          (a) Term. Each Director shall hold office until his or her death, disability, resignation or removal, except as provided in Section 6.1(c) above.
          (b) Designation of Directors by Common Member. Subject to Sections 6.2(c) and (d), the Common Member shall have the right to designate each Director and their replacements. The initial designees of the Common Member pursuant to this Section 6.2(b) are Peter Cartright, Ann B. Curtis, Robert D. Kelly, Cheryl A. Tussie and Carrie L. Tillman. Except as provided in Sections 6.2(c) and (d), any such Director (and any successor thereto) shall be removed from time to time upon the determination of the Common Member, and any vacancy created by any such Director (or a successor) ceasing to be a Director for any reason will be filled by a designee selected by the Common Member; provided however, that if such vacancy results from the death, disability, resignation or removal of the Independent Director designee approved by the Redeemable Preferred Members under Section 6.2(c) hereof, the Common Member shall promptly nominate a replacement for such Independent Director and the Redeemable Preferred Members shall be entitled to approve the successor of such Independent Director in the manner provided for in Section 6.2(c).
          (c) Approval of Independent Director by Redeemable Preferred Members. Notwithstanding Section 6.1(b), a Majority In Interest of the Redeemable Preferred Shares will have the right to approve the designation by the Common Member of one Independent Director and his or her replacement. The initial Independent Director designee approved by the Redeemable Preferred Members pursuant to this Section 6.2(c) is Cheryl A. Tussie. Any such Independent Director (and any successor thereto) shall be removed from time to time only with the Consent of a Majority In Interest of the Redeemable Preferred Shares, and any vacancy created by any such Independent Director (or a successor) ceasing to be a Director for any reason shall be filled by a designee approved by a Majority In Interest of the Redeemable Preferred Shares.
          (d) Voting Rights Trigger Event.
               (i) Replacement of Directors by Redeemable Preferred Members. Upon the occurrence of a Voting Rights Trigger Event and until the occurrence of a Voting Rights Reinstatement Event (such period referred to herein as the “Voting Rights Period”), a Majority In Interest of the Redeemable Preferred Shares may deliver a Redeemable Preferred Notice to the Company and, thereupon, the Common Member’s rights to appoint, remove and/or replace Directors pursuant to Section 6.2(b) shall terminate, the Directors appointed by the Common Member currently in office shall be removed and the individuals specified in the Redeemable Preferred Notice shall fill such vacancy(ies) and become Directors.
               (ii) Conduct of Board and Company After Director Replacement. During the Voting Rights Period, the Redeemable Preferred Members, acting through the Board, shall have the right to cause the Company to take any action in the conduct of its business consistent with the Purpose which would otherwise require the Consent or approval of the Common Member, or the unanimous approval of all Members, herein, provided that (a) any such actions must be taken in good faith and in accordance with the LLC Act, and (b) the Board must act in a commercially reasonable manner in selecting the terms and conditions of the action to be taken, taking into account all relevant facts and circumstances.
               (iii) Voting Rights Reinstatement Event. Notwithstanding Section 6.2(d)(i) and 6.2(d)(ii) above, at any time during the Voting Rights Period, if (a) the respective Voting Rights Trigger Event has been waived by a Majority In Interest of the Redeemable Preferred Shares, or (b) the consequences of a Voting Rights Trigger Event to the Company have been fully cured (either such result referred to herein as “Voting Rights Reinstatement Event”), the Directors in office immediately prior to the Voting Rights Trigger Event shall be re-appointed to the Board, and all individuals specified in the Redeemable Preferred Notice (and their successors during the Voting Rights Period) to fill the vacancies of the removed Directors shall themselves be removed and no longer serve as Directors. The Board and the Redeemable Preferred Members shall not unreasonably withhold its and their consent to any actions of the Company which would cure the events giving rise to the Voting Rights Trigger Event which are proposed by the Common Member within one hundred eighty (180) days after the occurrence of the Voting Rights Trigger Event.
               (iv) Purchase Rights. At any time during the Voting Rights Period, the Common Member shall have the option to purchase or designate a third party to purchase all, but not less than all, of the Redeemable Preferred Shares held by the Redeemable Preferred Members by giving written notice to the Redeemable Preferred Members of such election. The purchase and sale of the Redeemable Preferred Shares shall, subject to the provisions set forth below, occur within, but no later than, a date specified by the Common Member which is no later than forty-five (45) days after the date on which such notice is delivered to the Redeemable Preferred Members. The purchase price for each Redeemable Preferred Share shall be the sum of (i) all Redeemable Preferred Dividends that have accrued but are unpaid with respect to such Redeemable Preferred Share, with such accruals to be calculated up to and including the date of purchase and (ii) the Redeemable Preferred Paid-up Value of such Redeemable Preferred Share and; provided if the Voting Rights Trigger Event giving rise to such purchase right results from any willful action (or inaction) taken (or not taken) by or on behalf of the Company or the Common Member with the intention of avoiding payment of any premium that the Redeemable Preferred Members would have been entitled to if the Redeemable Preferred Shares were then redeemed pursuant to the other provisions of this Agreement, an equivalent premium will also be added to the Redeemable Preferred Paid-up Value of each Redeemable Preferred Share being purchased. The Members shall use their reasonable efforts to obtain all Governmental Approvals and other third-party approvals, if any, required to effect the purchase and sale of the Redeemable Preferred Shares. If the Common Member and the Redeemable Preferred Members obtain all required Governmental Approvals and other third-party approvals necessary to transfer the Redeemable Preferred Shares, the closing of the purchase and sale pursuant to this Section 6.2(d)(iv) shall occur within, but not later than, 45 days after the date on which the Common Member delivered notice to the Redeemable Preferred Members electing to purchase the Redeemable Preferred Shares, except that such period shall be extended as necessary to comply with any applicable law. If the Common Member and Redeemable Preferred Members fail to obtain all required Governmental Approvals and other third-party approvals within such 45 day period, the Common Member and Redeemable Preferred Members shall continue their reasonable efforts to obtain such approvals, and upon obtaining the required approvals, shall proceed to close the purchase and sale transaction within five Banking Days thereafter. At such closing, (i) each selling Redeemable Preferred Member shall convey to the Common Member, or its designee, all of the Redeemable Preferred Shares held by such Redeemable Preferred Member, free and clear of any liens, claims, encumbrances or security interests arising through such Redeemable Preferred Member, and (ii) the Common Member shall pay, or cause its designee to pay, the purchase price in cash to such selling Redeemable Preferred Member.
     6.3 Board Meeting and Approval Requirements.
          (a) Regular Meetings. The Board shall meet at least once annually, and such annual meetings, and other regular meetings, of the Board shall be held as the Board, by Majority Vote of the Directors, may determine and, if so determined, no notice thereof need be given. Special meetings of the Board shall be held at the written request of any three Directors. All minutes of meetings of the Board shall be filed in the minute book of the Company with copies of such minutes provided to each Director.

          (b) Telephonic Meetings. Any meeting of the Board may be held by conference telephone call or through similar communications equipment, including videography, by means of which all persons participating in the meeting are able to hear each other. Participation in a telephonic or videographic meeting held pursuant to this section shall constitute presence in person at such meeting. Minutes of telephonic or videographic meetings of the Board shall be filed in the minute book of the Company with copies of such minutes provided to each Director.
          (c) Notices. Notices of regularly scheduled meetings of the Board shall not be required unless the time or place of a particular regular meeting is other than as set forth in the schedule of annual meetings previously approved by the Board. Notices of special meetings shall be given only to those Directors who are entitled to vote on a matter proposed and shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called. Special meetings shall be held at the address specified in the notice of such meeting or at such other place as shall be agreed by the Directors. Notice of a special meeting shall be given to each Director not less than two nor more than 15 days before the date of the meeting. Directors may waive in writing the requirements for notice before, at or after the special meeting involved. The presence of a Director at a meeting shall constitute waiver of notice of such meeting unless said Director expressly states otherwise at the outset of such meeting.
          (d) Quorum. At each meeting of the Board, the presence in person or by electronic means, as the case may be, of a majority of the Directors (excluding the Independent Directors) shall be necessary to constitute a quorum for the transaction of business by the Board; provided however, that if any action proposed to be taken at such meeting by the Board requires the approval of the Independent Directors under Section 6.5, the presence of both Independent Directors and a majority of all other Directors shall be necessary to constitute a quorum.
          (e) Approval Requirements. The Board may act either through the presence of Directors voting at a meeting or by Consent. All actions of the Board must be approved by a Majority Vote of the Directors.
          (f) Written Consents. Any Board vote or approval required herein or action that may be or is required to be taken at any meeting of the Board may be taken without a meeting and without a vote if Directors constituting a Majority Vote of the Directors sign a Consent after five Banking Days prior written notice of the subject matter of the Consent to each Director. All Consents signed by the Directors shall be filed in the minute book of the Company with copies of the Consents provided to all Directors.
          (g) Company Documents. The Company is authorized to enter into, deliver and perform its obligations under, and any Officer on behalf of the Company is authorized to enter into and deliver, the documents, agreements, certificates, or financing statements listed on Schedule 3 hereto, without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the LLC Act or applicable law, rule or regulation.

     6.4 Conduct of Business; Credit Agreement Covenants
          (a) Credit Agreement Affirmative Covenants. Until the Redeemable Preferred Shares Redemption Date and unless compliance shall be waived by a Majority In Interest or Supermajority in Interest, as applicable, of the Redeemable Preferred Shares, the Common Member shall cause the Company to, and the Company shall for the benefit of the Redeemable Preferred Members, observe and perform each of the affirmative covenants of the Company contained Article 5 of the Credit Agreement (in the form of such covenants exist as of the Effective Time and as they may hereafter be amended from time to time, but only to the extent such incorporation of any such amendments into this Agreement has been consented to by the Company and a Majority In Interest or Supermajority In Interest of the Redeemable Preferred Members, as applicable), each of which is hereby (i) incorporated and made applicable by reference as if set forth in its entirety in this Agreement (together with the applicable cure periods, standards of materiality, notification requirements, and consent and approval rights, if applicable), and (ii) deemed to be modified as incorporated herein to refer to the Redeemable Preferred Members rather than to the Administrative Agent, Collateral Agent, Lenders, the Supermajority Lenders or the Majority Lenders, as the case may be. Any affirmative covenant contained in Article 5 of the Credit Agreement (i) which requires the delivery of notice or other information to the Administrative Agent or the Collateral Agent, shall, for purposes of this Section 6.4(a), be deemed to require delivery of such notice or other information to the Redeemable Preferred Members, (ii) which references the approval or consent of the Supermajority Lenders, shall, for purposes of this Section 6.4(a), be deemed to require the approval or consent of a Supermajority In Interest of the Redeemable Preferred Members, and (iii) which references the approval or consent of the Majority Lenders, shall, for purposes of this Section 6.4(a), be deemed to require the approval or consent of a Majority In Interest of the Redeemable Preferred Members. Notwithstanding anything to the contrary contained herein, prior to the Credit Agreement Termination Date only the Administrative Agent (and not the Redeemable Preferred Members) shall be permitted to approve the form of the reports and other deliverables required under Sections 5.5, 5.14 and 5.15 of the Credit Agreement.
          (b) Credit Agreement Negative Covenants. Until the Redeemable Preferred Shares Redemption Date, the Common Member shall cause the Company not to, and the Company shall not:
               (i) unless compliance shall be waived by a Majority In Interest or Supermajority In Interest of the Redeemable Preferred Shares, as applicable, take or fail to take any action, fail to observe, or perform or fail to perform any action the effect of which would constitute a material violation or breach of any of the negative covenants of the Company contained Article 6 of the Credit Agreement, other than Sections 6.23, 6.24 and 6.25 thereof (in the form of such covenants exist as of the Effective Time and as they may hereafter be amended from time to time, but only to the extent such incorporation of any such amendments into this Agreement has been consented to by the Company and a Majority In Interest or Supermajority In Interest of the Redeemable Preferred Members, as applicable), each of which is hereby incorporated and made applicable by reference as if set forth at length in this Agreement (together with the applicable cure periods and standards of materiality, notification requirements, and consent and approval rights, if applicable), and (ii) deemed to be modified as incorporated herein to refer to the Redeemable Preferred Members rather than to the Administrative Agent,

Collateral Agent, Lenders, the Supermajority Lenders or the Majority Lenders, as the case may be;
               (ii) after the Credit Agreement Termination Date, open or maintain a bank account at any financial institution other than the Company’s primary bank account established by the Board into which funds of the Company are deposited (the “Company Account”) unless a Majority In Interest of the Redeemable Preferred Members Consents to such action;
               (iii) without the Consent of a Majority In Interest of the Redeemable Preferred Members, create, assume or suffer to exist any Lien, securing a charge or obligation on the Project or on any of the Collateral, real or personal, whether now owned or hereafter acquired, except Permitted Liens; and
               (iv) without the Consent of a Majority In Interest of the Redeemable Preferred Members, incur, create, assume or permit to exist any Debt except Permitted Debt, or refinance any term Debt, including the Term Loans.
Any negative covenant contained in Article 6 of the Credit Agreement (i) which requires the delivery of notice or other information to the Administrative Agent or the Collateral Agent, shall, for purposes of this Section 6.4(b), be deemed to require delivery of such notice or other information to the Redeemable Preferred Members, (ii) which references the waiver of compliance, approval or consent of the Supermajority Lenders, shall, for purposes of this Section 6.4(b), be deemed to require the waiver of compliance, approval or consent of a Supermajority In Interest of the Redeemable Preferred Members, and (iii) which references the waiver of compliance, approval or consent of the Majority Lenders, shall, for purposes of this Section 6.4(b), be deemed to require the waiver of compliance, approval or consent of a Majority In Interest of the Redeemable Preferred Members.
          (c) Survival of Covenants. Notwithstanding anything to the contrary contained herein or in the Credit Agreement and notwithstanding the occurrence of the Credit Agreement Termination Date (and related termination of the Company’s obligations thereunder), the Common Member and Redeemable Preferred Members agree that the Company’s obligations under this Section 6.4 shall continue as though the Credit Agreement remained in full force and effect until the Redeemable Preferred Shares Redemption Date.
          (d) No Material Modification of Credit Agreement. Until the Redeemable Preferred Shares Redemption Date and unless compliance shall have been waived by a Majority In Interest of the Redeemable Preferred Shares, the Common Member shall cause the Company not to enter into any agreement to materially amend or make any material modifications to the Credit Agreement.
          (e) Limitation on Liability. During a Voting Rights Period, the obligations of the Common Member to comply with its covenants set forth in this Article VI shall immediately terminate and the Common Member shall have no liability to the Company, any Member or any other Person bound by this Agreement for any failure to satisfy any such obligations during such period. Notwithstanding any other provision of this Agreement, the

Common Member and its respective officers, directors, trustees, members, partners, employees or agents, and any of their heirs, executors, successors and assigns (the “Common Member Parties”), shall not be liable to the Company, any Member or any other Person bound by this Agreement for any breach of the covenants set forth in this Section 6.4, or for any act or omission by such Person in connection with the conduct of affairs of the Company, in each case unless such act or omission was finally determined by a court of competent jurisdiction to be the result of fraud, willful misconduct or bad faith of any of the respective Common Member Parties with respect to the Common Member.
     6.5 Matters Requiring Independent Director Approval. Notwithstanding any other provision of this Agreement and any provision of law that so empowers the Company, none of the Company, the Members, the Board, or any other Person shall have authority to cause the Company to, and the Company shall not, without the affirmative vote or prior written Consent of both Independent Directors:
          (a) institute proceedings to have the Company adjudicated bankrupt or insolvent;
          (b) consent to the institution of bankruptcy or insolvency proceedings against the Company;
          (c) file a petition seeking, or consent to, for or on behalf of the Company, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency;
          (d) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property;
          (e) make any assignment for the benefit of the Company’s creditors;
          (f) admit in writing the Company’s inability to pay its debts generally as they become due;
          (g) take any corporate or limited liability company action in furtherance of any such action described in clauses (a) through (f) above;
          (h) to the fullest extent permitted by law, dissolve or liquidate the Company; or
          (i) amend the definition of Independent Director or any of Sections 6.1, 6.2(a), 6.2(c), 6.3, 6.5, 6.7, 7.1, 10.1, 10.9 or 10.13 hereof.
     6.6 Officers; No Employees.
          (a) Designation of Officers. The Board may, from time to time, designate one or more officers of the Company (“Officers”) with such titles as may be designated by the Board to act in the name of the Company with such authority under Section 6.1 as may be delegated to such Officer by the Board. All Officers shall be subject to the supervision and direction of the Board. The authority, duties or responsibilities of any Officer may be suspended by the Board with or without cause. Unless otherwise specified by the Board or this Agreement, Officers shall have the rights, duties and obligations of officers with comparable titles of corporations organized under the General Corporation Law of the State of Delaware.
          (b) Removal of Officers. Any Officer may be removed, with or without cause at any time, and immediately by the Board.
          (c) Transition. Each Officer so removed shall cooperate with the Board or other Officers not removed from time to time, as may be reasonably requested of him or her, with respect to the management of the Company.
          (d) No Employees. The Company shall have no employees.
     6.7 Limitation of Director and Officer Liability.
          (a) General. Notwithstanding any provision herein, the Directors and Officers shall not be liable to the Company or any Member for any act or omission by such Person in connection with the conduct of affairs of the Company or otherwise incurred in connection with the Company or this Agreement or the matters contemplated herein, in each case unless such act or omission was the result of fraud, willful misconduct or breach of the fiduciary duties (as modified by this Agreement) described in Section 6.1(b) or 6.6(a).
          (b) Indemnification. The Company shall, solely from assets of the Company and without recourse to any Member, indemnify, defend and hold harmless each Director and Officer for any and all claims or threats thereof, expenses and liabilities or threats thereof (including attorneys’ fees and costs of investigation and defense relating to the Company) which such Director or Officer may incur by reason of being a Director or Officer (regardless of the disclosure or lack of disclosure of such status) or by virtue of taking any action pursuant to this Agreement in such capacity unless such claim, expense or liability is caused by an act or omission performed or omitted by the Director or Officer that is the result of fraud, willful misconduct or breach of the fiduciary duty (as modified by this Agreement) described in Section 6.1(b) or Section 6.6(a) hereof. Expenses incurred by a Director or Officer in defense or settlement of any claim that may be subject to indemnification shall be advanced by the Company prior to the final disposition thereof upon (i) receipt of an undertaking by or on behalf of such Director or Officer to repay such amount to the extent that it shall be determined ultimately that such Director or Officer is not entitled to indemnification and (ii) a reasonable determination by the Board that such Director or Officer, or someone on his or her behalf, is able to repay such amounts under such circumstances. The Company shall use commercially reasonable efforts to maintain director and officer liability insurance coverage for each of its Directors if such insurance is available at a commercially reasonable cost in the marketplace.
          (c) Limitation of Duties. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Directors otherwise existing at law or in equity, are agreed by each of the Members and the Directors to modify, to that extent, such duties and liabilities. To the fullest extent permitted by law, the Directors’ duties are limited to those set forth in this Agreement and do not include any fiduciary duties to the Members or the Company that are not expressly set forth herein.
     6.8 Company Funds and Disbursements. The Board shall establish the Company Account for the Company and cause the funds of the Company to be deposited in the Company Account, or invested in interest-bearing or non-interest-bearing investments in each case approved by the Board, all subject to the requirements of this Agreement and the Depositary Agreement.
     6.9 Company Opportunities; Fiduciary Duties; Non-Compete.
          (a) Intention of Parties. In anticipation that the Company, the Members, the Directors and their respective Affiliates may engage in the same or similar activities or lines of business and have an interest in the same areas of business opportunities, and in recognition of the benefits to be derived by the Company through its continued contractual, limited liability company or corporate and business relations with the Directors, the provisions of this Section 6.9 are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Directors and the Members and the powers, rights, duties and liabilities of the Company, the Directors and the Members, in all cases except as otherwise expressly limited by this Agreement.
          (b) Definitions. For purposes of this Section 6.9 only: (i) the term “Company” means the Company and all its Affiliates and (ii) the term “Member” means a Member and all its Affiliates.
          (c) No Corporate Opportunity or Similar Duty. The Members shall have no duty (fiduciary or otherwise) to refrain from engaging in the same or similar activities or lines of business as the Company, and a Member shall not be liable to the Company, any Director or the other Members by reason of any such activities of such Member. In the event that a Member acquires knowledge of a potential transaction or matter which may be a business opportunity for both such Member and the Company, such Member shall have no duty (fiduciary or otherwise) to communicate or offer such business opportunity to the Company and shall not be liable to the Company, any Director or any other Member by reason of the fact that such Member pursues or acquires such business opportunity for itself, directs such opportunity to another Person, or does not communicate information regarding such opportunity to the Company. The foregoing provisions of this Section 6.9(c) apply in like manner to each Director and his or her relations with the Company and the Members.
          (d) Continuance of Provisions. Neither the alteration, amendment or repeal of this Section 6.9 nor the adoption of any provision inconsistent with this Section 6.9 shall eliminate or reduce the effect of this Section 6.9 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 6.9, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

     6.10 Special Purpose Entity
The Company shall at all times:
          (a) not commingle its assets with the assets of its Members, Affiliates or any other Person and not maintain any assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its Members or their Affiliates or any other Person;
          (b) practice and adhere to organizational formalities, such as maintaining appropriate books, records and accounts separate from those of any other Person;
          (c) observe all procedures required by the Certificate, this Agreement and the LLC Act;
          (d) act solely in its name and through its duly authorized Directors, Officers or agents in the conduct of its business;
          (e) manage its business and affairs by or under the direction of the Board;
          (f) ensure that Directors, Officers or Members (where required) duly authorize all of its actions;
          (g) own or lease all office furniture and equipment necessary to operate its business in its own name;
          (h) ensure that title to all real and personal property acquired by the Company be acquired, held and conveyed in the name of the Company;
          (i) maintain at least two Independent Directors;
          (j) preserve and maintain its material rights, privileges, licenses and franchises;
          (k) not engage in any activity other than those activities expressly permitted under this Agreement and not enter into any agreement other than the agreements that are approved by the Directors or Members (where required);
          (l) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities if failure to comply with such requirements could (either individually or in the aggregate) have a material adverse effect on the Company;
          (m) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its assets prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

          (n) maintain all of its assets used or useful in its business in good working order and condition, ordinary wear and tear excepted;
          (o) comply with GAAP in all financial statements and reports required of the Company and such financial statements and reports will be issued separately from, but may be consolidated with, any financial statements or reports prepared for, any Member or its Affiliates; provided that such financial statements or reports may be consolidated if the separate existence of the Company and its assets are clearly noted therein;
          (p) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied and maintain such records and books of account separate from those of the Members or their Affiliates and maintain telephone numbers, mailing addresses, stationery, checks and invoices and other business forms that are separate and distinct from those of the Members and their Affiliates;
          (q) be adequately capitalized to engage in the transactions contemplated in this Agreement, provided the foregoing shall not be construed as imposing an obligation on any Member to contribute or loan additional capital, property or services to the Company;
          (r) maintain its assets in a manner that facilitates their identification and segregation from those of the Members and their Affiliates;
          (s) conduct its affairs strictly in accordance with this Agreement and strictly observe all necessary, appropriate and customary company formalities in its dealings with, the Members or their Affiliates, and no funds or other assets of the Company will be commingled or pooled with those of the Members or their Affiliates. Except as in accordance with the Depositary Agreement, the Company will not maintain joint bank accounts or other depository accounts with the Members or their Affiliates;
          (t) make all decisions with respect to its business and daily operations independently, though the Directors or Officers making any particular decision may also be employees, officers, directors or managers of the Members or their Affiliates;
          (u) ensure that its funds will not be diverted to the Members or their Affiliates without consent and authority of the Board of Directors and that such funds will not be commingled with the funds of the Members or their Affiliates;
          (v) fairly compensate the Directors and Officers from its own funds for time spent working on the business or affairs of the Company;
          (w) ensure that all material transactions between the Company or the Common Member, on the one hand, and their Affiliates, on the other hand, whether currently existing or hereafter entered into, will be only on an arm’s length basis;
          (x) maintain office space separate from the office space of its Affiliates (but which may be located at the same address);

          (y) not have any liabilities assumed or guaranteed by any Member or its Affiliates and not hold itself out as being responsible for the debts of another Person;
          (z) take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken in order to ensure that the Company is operated in such a manner that the separate legal existence of the Company would not be disregarded in the event of the bankruptcy or insolvency of the Company and its Affiliates, other than the Common Member;
          (aa) account for and manage all of its liabilities separately from those of its Affiliates, other than the Common Member and pay its own liabilities out of its own funds;
          (bb) allocate, fairly and on an arm’s length basis, all shared operating services, leases and expenses, including, without limitation, those associated with the services of shared consultants and agents and shared computer and other office equipment and software; and otherwise maintain an arm’s length relationship with its Affiliates, other than the Common Member;
          (cc) refrain (to the extent permitted by law) from filing or otherwise initiating or supporting the filing of a motion in any bankruptcy or other insolvency proceeding involving the Company and its Affiliates, other than the Common Member to substantively consolidate any Affiliate of the Company (other than the Common Member) with the Company;
          (dd) remain solvent, provided the foregoing shall not be construed as imposing an obligation on any Member to contribute or loan additional capital, property or services to the Company;
          (ee) not acquire, directly or indirectly, obligations or securities of the Members or their Affiliates;
          (ff) hold itself out as a separate legal Person and correct any known misunderstanding regarding its separate identity; and
          (gg) not borrow any money or accept any credit or direct or indirect financial assistance from, or lend any money or extend any credit or direct or indirect financial assistance to, its Affiliates, other than the Common Member, any Member, other than the Common Member, or their Affiliates except amounts payable or receivable under arm’s length contracts for goods or services, provided that such amounts are paid monthly and except for dividends or other distributions paid to Members as contemplated by this Agreement.
     The failure of the Company to comply with any of the foregoing provisions of this Section 6.10 shall not affect the status of the Company as a separate legal Person or the limited liability of the Members, their Affiliates or the Directors or Officers.
ARTICLE VII.
DISSOLUTION AND TERMINATION

     7.1 Events of Dissolution. The Company shall be dissolved upon the first to occur of the following:
          (a) for so long as any Redeemable Preferred Shares are issued and outstanding, the affirmative vote to dissolve of a Majority In Interest of the Common Shares and the Redeemable Preferred Shares, with the Consent of both Independent Directors;
          (b) entry of a decree of judicial dissolution under the LLC Act; or
          (c) any other event that causes a dissolution of the Company because the LLC Act mandates dissolution upon the occurrence of such other event, notwithstanding any agreement to the contrary, unless the Company is continued without dissolution in accordance with this Agreement or the LLC Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.
     7.2 Procedures Upon Dissolution.
          (a) General. If the Company dissolves, the Company shall commence winding up pursuant to the appropriate provisions of the LLC Act and the procedures set forth in this Section 7.2. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company shall continue to be governed by this Agreement.
          (b) Control of Winding Up. The winding up of the Company shall be conducted under the direction of the Board (the Board in such capacity hereinafter referred to as the “Liquidator”); provided, however, that if the dissolution is caused by entry of a decree of judicial dissolution pursuant to Section 7.1(b), the winding up shall be carried out in accordance with such decree.
          (c) Manner of Winding Up. The Company shall engage in no further business following dissolution other than that necessary for the orderly winding up of the business and distribution of assets. The maintenance of offices shall not be deemed a continuation of the business for purposes of this Section 7.2(c). Upon dissolution of the Company, the Liquidator shall determine the time, manner and terms of any sale or sales of Company property pursuant to such winding up, consistent with its fiduciary responsibility (as modified by this Agreement) and having due regard to the activity and condition of the relevant market and general financial and economic conditions. Upon completion of winding up of the Company, the Liquidator shall cause to be filed a certificate of cancellation in accordance with the LLC Act.
          (d) Application of Assets. In the case of a dissolution, liquidation, winding up or other return of capital of the Company, the Company’s assets shall be applied as follows:

               (i) First, to satisfaction of the liabilities of the Company owing to third parties (excluding Subordinated Payments but including all other liabilities owed to Affiliates of the Members) to the extent permitted by law, whether by payment or reasonable provision for payment. The Liquidator is authorized to set up such reserves as are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company. Such reserves may be paid over by the Liquidator to an escrow holder or trustee, to be held in escrow or trust for the purpose of paying any such contingent, conditional or unmatured liabilities or obligations, and, at the expiration of such period as the Liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in Section 7.2(d)(ii), (iii) and (iv) below;.
               (ii) Second, proportionately to the Redeemable Preferred Members to the extent of any accrued but unpaid Redeemable Preferred Dividends;
               (iii) Third, proportionately to the Redeemable Preferred Members to the extent of their respective amounts of Redeemable Preferred Paid-up Value;
               (iv) Fourth, to the satisfaction of Subordinated Payments; and
               (v) Fifth, to the Common Member.
     7.3 Termination of Company. Upon the completion of the liquidation of the Company and the distribution of all Company assets, the Company’s affairs shall terminate and the Liquidator shall cause to be executed and filed an appropriate certificate, if required, to such effect in the proper governmental office or offices, as well as any and all other documents required to effectuate the termination of the Company. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided for in the LLC Act.
     7.4 Continuation of Company. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not in and of itself dissolve upon the Bankruptcy, dissolution or dissociation of any Member. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.
ARTICLE VIII.
BOOKS, RECORDS AND INFORMATION; FINANCIAL MATTERS
     8.1 Accounting and Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year or such other year selected by the Board and permitted by the Code or the Regulations. Unless otherwise provided herein, the Company’s books of account shall be maintained in accordance with GAAP; provided, however, that for purposes of making allocations and distributions hereunder, Capital Accounts and Net Profits, Net Losses and other items shall be determined in accordance with federal income tax accounting principles utilizing the accrual method of accounting, with the adjustments required by Regulations section 1.704-1(b) to properly maintain Capital Accounts. Each Member acknowledges that the Capital

Account balances of the Members for the purposes described in the preceding sentence are not computed in accordance with GAAP.
     8.2 Books and Records. At all times until the dissolution and termination of the Company, the Company shall maintain proper and complete books of account which show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the business of the Company. In addition, the Company shall keep and maintain in its principal office all records required to be kept and maintained in accordance with all applicable laws. Without limiting the rights of either the Company and its representatives, or the Members, under Section 18-305 of the LLC Act, the Company shall make historical information available for inspection and copying upon reasonable notice by any Member or its representative at any reasonable time during business hours and at such Member’s expense for any purpose reasonably related to the Member’s interest in the Company.
     8.3 Financial Statements. The Members acknowledge the obligation of the Company to deliver financial statements and related information concerning the Company as provided in Section 6.4(a).
     8.4 Other Information. The Company shall use its reasonable efforts to cause to be delivered to any Member such other information as such Member may reasonably request for the purpose of enabling it to comply in a timely manner with any reporting or filing requirements imposed by any statute, rule, regulation or otherwise by any Governmental Authority.
     8.5 Confidentiality. Each Member shall hold all non-public information regarding the Company and its business confidential, it being understood and agreed that, in any event, a Member may make:
          (i) disclosures of such information to Affiliates of such Member and to their agents and advisors, provided that such Affiliates, agents and advisors agree to keep such information confidential in accordance with the requirements of this Section 8.5;
          (ii) disclosures of such information reasonably required by any bona fide or potential assignee or transferee of a Membership Interest in connection with the contemplated assignment or transfer by such Member of any its Membership Interests herein, provided that such assignees or transferees agree to keep such information confidential in accordance with the requirements of this Section 8.5;
          (iii) disclosures required or requested by any Governmental Authority or representative thereof or pursuant to legal or judicial process; provided that, unless specifically prohibited by applicable law or court order, each such Member shall make reasonable efforts to notify the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Member by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and

          (iv) disclosures of information that is generally known to the public at the time of disclosure or becomes generally known to the public other than as a result of a disclosure by the Member or its representatives.
     8.6 Tax Matters.
          (a) Status of the Company. The Company and each Member acknowledge that, as of the Effective Time, the Company is a partnership for U.S. federal and state income and franchise tax purposes and hereby agree not to make any election, or take any other action, that would cause the Company to be treated as other than a partnership for federal, state or local tax purposes, including any action that would result in the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Regulations. Each Member further agrees not to elect for the Company to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute. Neither this Agreement nor the treatment of the Company as a partnership under the Code shall be deemed to create a partnership among the Members for any other purpose whatsoever.
          (b) Tax Elections and Reporting.
               (i) Generally. The Board shall cause the Company to make all such elections under the Code or Regulations as the Board may choose in its reasonable discretion.
               (ii) Tax Information. No later than the due date for the Company’s U.S. federal income tax returns (determined with regard to extensions) for such Fiscal Year, each Person who was a Member at any time during the Fiscal Year shall be provided with an information letter (containing such Member’s Form K-1 or comparable information) with respect to its distributive share of income, gains, deductions, losses and credits for income tax reporting purposes for such Fiscal Year, together with any other information concerning the Company necessary for the preparation of a Member’s U.S. federal income tax return(s).
               (iii) Company Tax Returns. A firm of certified public accountants selected by the Board shall, if the Board so determines, be retained to prepare or review the necessary federal income tax returns and information returns for the Company. Any such tax returns not prepared or reviewed by the firm of certified public accountants, and all other tax returns, shall be prepared in a manner directed by the Board. Each Member shall provide such information, if any, as may be needed by the Company for purposes of preparing such tax and information returns, provided that such information is readily available from regularly maintained accounting records.
               (iv) Tax Audits. The Common Member shall be the “tax matters partner,” as that term is defined in Code section 6231(a)(7) (the “Tax Matters Member”) with all of the rights, duties and powers provided for in sections 6221 through 6234, inclusive, of the Code. The Tax Matters Member shall promptly deliver to each Member a copy of all notices and communications with respect to income or similar taxes received from the Internal Revenue Service or other taxing authority relating to the Company which might materially adversely affect such Members, and shall keep such Members advised of all significant developments in such matters coming to the attention of the Tax Matters Member. All costs incurred by the Tax

Matters Member and its Affiliates in performing the Tax Matters Member’s obligations (including reasonable allocable internal personnel costs and reasonable disbursements, subject to a right of audit of such costs and disbursements at the direction of a Majority In Interest of the Redeemable Preferred Shares with the costs and expenses for such audit to be paid by the holders of Redeemable Preferred Shares in proportion to the proportions in which they hold Redeemable Preferred Shares, unless the audit discloses a 10% overstatement of such costs and disbursements in which event the Tax Matters Member shall bear the costs and expenses of such audit), and all fees and expenses incurred in connection with directing the defense of any claims made by the Internal Revenue Service or other taxing authority (to the extent that such claims relate to the adjustment of Company items), shall be borne by the Company. Neither the Tax Matters Member nor the Company shall be liable for any additional tax, interest or penalties payable by a Member or any costs of separate counsel chosen by such Member to represent the Member with respect to any aspect of any challenge by a taxing authority.
ARTICLE IX.
TRANSFER RESTRICTIONS
     9.1 Transfers of Shares.
          (a) General. Subject to Section 9.2, a Member (including a Substitute Member) may Transfer all or any portion of its Shares in the Company, but only if the following conditions to Transfer have been satisfied:
               (i) such Transfer is not to a Prohibited Transferee;
               (ii) with respect to any Redeemable Preferred Member, such Transfer shall be of not less than 1,000 Redeemable Preferred Shares, or if lesser, all of such Redeemable Preferred Member’s remaining Redeemable Preferred Shares;
               (iii) the instrument of Transfer has been delivered to the principal office of the Company or such other place designated by the Board;
               (iv) the Transferor has held the Company and non-transferring Members harmless from all costs, expenses or liabilities (including reasonable attorneys’ fees and disbursements) incurred by the Company and non-transferring Members in connection with the Transfer;
               (v) the Transfer shall not result in the Company being treated as a “publicly traded limited liability company” within the meaning of Section 7704 of the Code and the Treasury Regulations;
               (vi) the Transfer shall not result in the Company, any Member or any of their Affiliates being subject to regulation as a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or a “public-utility company” under PUHCA;
               (vii) such Transfer, under laws specifically applicable to the distribution of securities in the public markets, in the written opinion of legal counsel in the relevant jurisdiction, shall not require the Company to issue a prospectus or registration statement in respect of such Redeemable Preferred Shares;
               (viii) such Transfer shall not be to a Person who is (i) an employee benefit plan (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) a plan described in Section 4975(e)(1) of the Code, including individual retirement accounts and Keogh plans, (iii) a plan, individual retirement account or other arrangement subject to provisions of federal, state, local, non-United Sates or other laws, rules and regulations that are similar to fiduciary and prohibited transaction provisions of ERISA and the Code, or (iv) an entity whose underlying assets include assets of any of the foregoing by reason of a plan’s direct or indirect investment in such entity;
               (ix) such Transfer shall not cause any Independent Director to cease being qualified as such; and
               (x) with regard to the securities laws of the United States of America, including without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), such Transfer shall meet one of the following criteria:
                    (1) be to a Person who the transferor reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a “qualified institutional buyer” in a transaction meeting the requirements of Rule 144A;
                    (2) be an “offshore transaction” complying with Rule 904 of Regulation S under the Securities Act (if available);
                    (3) be pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available and upon delivery of an opinion of counsel in a form reasonably satisfactory to the Board); or
                    (4) be in a sale to an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) pursuant to an exemption from registration under section 4(1) of the Securities Act (if available and upon delivery of an opinion of counsel in a form reasonably satisfactory to the Board).
          (b) Void Transfers. To the fullest extent permitted by law, any purported Transfer that fails to comply with the conditions set forth in Section 9.1(a) shall be void ab initio and of no force or effect.
          (c) Transfers By Change of Control of Redeemable Preferred Member. For purposes of this Article 9, any change of control with respect to a Redeemable Preferred Member which occurs at the level of an entity, all or substantially all of the assets of which consist, directly or indirectly, of an interest in the Company, shall be considered to be a Transfer.
     9.2 Rights of Assignee. Subject to Section 2.1(a)(ii), until such time, if any, as a transferee of any permitted Transfer pursuant to this Article IX is admitted to the Company as a

Substitute Member pursuant to Section 9.3(d): (i) such transferee shall be an Assignee only, as the holder of an Economic Interest, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar items to which the Member which Transferred its Shares would be entitled; and (ii) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member including voting or consent rights (whether such rights arise hereunder, under the LLC Act or otherwise), such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member even if it has Transferred its entire Economic Interest in the Company to one or more Assignees. In the event any Assignee desires to make a further assignment of any Economic Interest in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment.
     9.3 Admission of Assignees as Substitute Members; Registration of Transfer on Company’s Books and Records.
          (a) Conditions to Admission as Substitute Member. Subject to Section 9.3(b), an Assignee shall become a Substitute Member, and the Transfer of Shares to such Assignee shall be registered on the Company’s books and records, including the Register of Members, only if and when each of the following conditions is satisfied:
               (i) the assignor of the Shares transferred sends written notice to the Board requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Shares transferred and the effective date of the Transfer;
               (ii) the Board receives from the Assignee written instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a Substitute Member that are in a form reasonably satisfactory to the Board; and
               (iii) the Board receives from the proposed assignor and/or assignee reasonably satisfactory representations and/or information:
                    (1) as to reasonably satisfy the Board that the Transfer and admission to the Company as a Substitute Member will not conflict with the requirements of Section 9.1 as if such requirements applied at the time of the admission of such Assignee as a Substitute Member; and
                    (2) as are reasonably required by the Company to enable it to satisfy all “know your customer” and anti-money laundering laws, orders, rules and regulations.
          (b) Transfers of Common Shares by Common Member and Admission of Substitute Member. Upon the Transfer (other than a pledge or encumbrance) of Common Shares by a Common Member and the request for admission of the Assignee thereof as a Substitute Member in accordance with Section 9.3(a) hereof, the Transferor shall deliver its Common Share Certificate(s) to the Company for cancellation (endorsed on the reverse side thereof or endorsed on a separate document), and, upon the Company’s registering of the Transfer on the Register of Members and in connection with the valid admission of the Substitute Member, the Company shall issue a new Common Share Certificate to the Substitute

Member for the number of Common Shares being Transferred and, if applicable, cause to be issued to the transferor Common Member a new Common Share Certificate for the Common Shares that were represented by the canceled Common Share Certificate and that are not being Transferred; provided, that, the Company shall have no duty to register the Transfer unless the requirements of Section 8-401 of the UCC as in effect in the State of Delaware are satisfied.
          (c) Refusal to Transfer. If, as a result of the failure to satisfy any of the conditions set forth in Section 9.3(a) or 9.3(b), the Board refuses to register a Transfer of Shares, it shall, within five Banking Days after the date on which the instrument of Transfer was delivered to the Company or its agent, send to the transferor and the transferee notice of the refusal.
          (d) Retention of Transfer Instrument. The Company shall be entitled to retain any instrument of Transfer which is registered but any instrument of Transfer which the Board refuses to register shall be returned to the Person who delivered such instrument to the Company when notice of the refusal is given.
          (e) Admission of Substitute Member. Upon the admission of any Substitute Member, the Register of Members shall be amended to reflect the name, address and Shares of such Substitute Member and to eliminate or adjust, if necessary, the name, address and Shares of the predecessor of such Substitute Member.
     9.4 Withdrawal of Members.
          (a) Cessation of Membership After Transfer of Shares. If a Member has transferred all of its Shares in the Company to one or more Assignees, then such Member shall without further act be deemed to have resigned from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member. So long as a Member continues to own or hold any Shares, such Member shall not have the ability to resign as a Member prior to the dissolution and winding up of the Company, and any such resignation or attempted resignation by a Member prior to the dissolution or winding up of the Company shall be null and void.
          (b) Cessation of Membership After Full Redemption. If all the Redeemable Preferred Shares of a Redeemable Preferred Member have been fully redeemed in accordance with the terms of this Agreement, such Redeemable Preferred Member shall cease to be a member of the Company automatically without any further action required by the Company, such withdrawing Redeemable Preferred Member or any other Member.
          (c) Conversion of Membership Interest. Upon the Incapacity of a Member, such Incapacitated Member’s Membership Interest shall automatically be converted to an Economic Interest only, and such Incapacitated Member (or its executor, administrator, trustee or receiver, as applicable) shall thereafter cease to be a member of the Company and shall be deemed an Assignee for all purposes hereunder, with the same Economic Interest as was held by such Incapacitated Member prior to its Incapacity, but without any other rights of a Member unless the holder of such Economic Interest is admitted as a Substitute Member in accordance with this Agreement.
     9.5 Delivery of Information. The Company will promptly furnish or cause to be furnished to the Redeemable Preferred Members and, upon request of holders and prospective purchasers of Redeemable Preferred Shares, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Redeemable Preferred Shares pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Redeemable Preferred Shares.
     9.6 Pledge of Common Shares in Connection with Credit Agreement. Notwithstanding anything to the contrary contained in this Agreement, the restrictions on the Transfer of Common Shares contained in this Agreement, including in this Article 9, shall not apply to any pledge of the Common Member’s Common Shares or the Common Share Certificates representing such Common Shares, and the Common Member is hereby authorized to pledge its Common Shares and the Common Shares Certificates representing such Common Shares, pursuant to the Pledge Agreement.
ARTICLE X.
MISCELLANEOUS PROVISIONS
     10.1 Amendment. Except as otherwise provided herein, any amendment to this Agreement must be in writing and approved by the Consent of a Majority In Interest of the Common Shares and Redeemable Preferred Shares; provided however, that:
          (a) the Common Member may, without the approval of Majority In Interest of the Redeemable Preferred Shares: (i) amend, modify or supplement this Agreement in order to correct an error which is of a minor or technical nature, or to cure any ambiguity, defect or inconsistency; or (ii) to make any change that would provide any additional rights or benefits to the Redeemable Preferred Members as a class or that does not adversely affect the legal rights hereunder of any Redeemable Preferred Member; and
          (b) without the Consent of 100% of the Redeemable Preferred Members, no amendment, modification or termination of any provision of this Agreement related to the payment of Redeemable Preferred Dividends or the making of any Redemption Payments to the Redeemable Preferred Members shall be effective.
     10.2 Disclaimer of Agency. This Agreement does not create any relationship among the Members beyond the scope set forth herein, and except as otherwise expressly provided herein, this Agreement shall not constitute any Member the legal representative or agent of the other, nor shall any Member have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of or on behalf of any other Member or the Company.
     10.3 Regulatory Status. Neither any Member nor any Affiliate of such Member shall take any action, omit to take any action or suffer any action to be taken with respect to itself or any of its Affiliates which would cause the Company to lose its status as an “exempt wholesale generator” within the meaning of Section 32 of PUHCA or otherwise have any material adverse energy regulatory impact on the Company.
     10.4 Notices and Information. Any notice, demand, offer, or other instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall, to the extent reasonably practicable, be sent by telecopy, and if not reasonably practicable to send by telecopy, then by hand delivery, overnight courier, telegram or certified mail (return receipt requested), to the other parties at the addresses set forth in the Register of Members. Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received: (i) if sent by hand, overnight courier or telegram, the date when duly delivered at the address of the recipient; (ii) if sent by certified mail, the date of the return receipt; or (iii) if sent by telecopy, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telecopy was sent indicating that the telecopy was sent in its entirety to the recipient’s telecopy number. The Company may distribute information to Members through electronic means, including through websites.
     10.5 Consequential Damages. To the fullest extent permitted by law, neither the Company nor any Member shall be liable to any other Member or the Company for special, indirect or consequential damages resulting or arising out of this Agreement, including loss of profit.
     10.6 Counterparts. The Members may execute this Agreement in two or more counterparts, which shall, in the aggregate, be signed by all the Members; each counterpart shall be deemed an original instrument as against any Member who has signed it.
     10.7 No Right to Partition. No Member shall have the right to bring an action for partition against the Company. Each of the Members hereby irrevocably waives any and all rights which it may have to maintain an action to partition Company property or to compel any sale or transfer thereof.
     10.8 Additional Documents; Further Assurances. Each Member shall execute, with acknowledgment or affidavit, if required or deemed appropriate, any and all documents and writings that may be necessary or expedient in connection with the creation of the Company and the achievement of its Purpose, specifically including (i) such certificates and other documents as the Board deems necessary or appropriate to form, qualify or continue the Company as a limited liability company (or a company in which the Members have limited liability) in all jurisdictions in which the Company conducts or plans to conduct business and (ii) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Company or its Members by the laws of the United States of America, the States of Delaware and California, or any other state in which the Company conducts or plans to conduct business, or any political subdivision or agency thereof. The Members, from time to time, at the Company’s request, shall execute, acknowledge and deliver such other documents, instruments, certifications and assurances, and take such other actions, as the Company may reasonably require to effectuate the purpose of this Agreement, or to better enable the Company to complete, perform or discharge any of its obligations hereunder.

     10.9 Governing Law. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware (excluding any conflict of law rules that would refer the matter to be decided to the laws of another jurisdiction).
     10.10 Binding Effect. This Agreement shall be binding on all successors and assigns of the Members and inure to the benefit of the respective successors and permitted assigns of the Members, except to the extent of any express contrary provision in this Agreement.
     10.11 Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and in no way shall be affected, impaired, or invalidated by reason of such holding.
     10.12 Captions. Titles or captions of Sections or Articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
     10.13 No Rights in Third Parties. The provisions of this Agreement are for the exclusive benefit of the Members and their respective successors and permitted assigns. This Agreement is not intended to benefit or create rights in any other Person (including any governmental Person), including (a) any Person (including any governmental Person) to whom any debts, liabilities or obligations are owed by the Company, or any Member or (b) any liquidator, trustee or creditor acting on behalf of the Company. No such creditor or any other Person (including any governmental Person) shall have any rights under this Agreement, including rights with respect to enforcing the payment of capital contributions, unless specifically set forth herein or therein.
     10.14 No Title to Company Property. All property owned by the Company, whether real, personal or mixed, and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest or title in such property except indirectly through such Member’s ownership of Shares.
     10.15 Persons Not Named. Unless named in this Agreement, or unless admitted to the Company as a Member pursuant to the terms of this Agreement, no Person shall be considered a Member. The Company and the Members need deal only with Persons so named or admitted as Members; provided, however, that any distribution by the Company to the Persons shown on the Register of Members as a Member or its legal representative or the assignee of the right to receive Company distributions as herein provided, shall relieve the Company and the Member of all liability to any other Person who may be interested in such distribution by reason of any other assignment by the Member, bankruptcy of the Member or any other reason.
[Signature page follows]

     IN WITNESS WHEREOF, the Members of Metcalf Energy Center, LLC have executed and delivered this Limited Liability Company Agreement as of the Effective Time.

Metcalf Holdings, LLC,
a Delaware limited liability company

By:	/s/ Lisa M. Bodensteiner

Name:	Lisa M. Bodensteiner

Title:	Secretary

[SERIES A PREFERRED MEMBER]

By:

Name:

Title:

Schedule 1 to
Limited Liability Company Agreement
REGISTER OF MEMBERS
of
METCALF ENERGY CENTER, LLC

	Address,
	Telephone		Number of
	and	Number of	Redeemable	Common Share
	Facsimile	Common	Preferred	Certificate
Member	Numbers	Shares	Shares	Number
Metcalf Holdings, LLC	50 West San Fernando St. Suite 638 San Jose, CA 95113	1,000	N/A	1

CSFB Credit Opportunities Fund (Employee) , L.P.	11 Madison Avenue NY, NY, 10010	N/A	2,550	N/A

CSFB Credit Opportunities Fund (Helios) , L.P.	11 Madison Ave. NY, NY, 10010 Ph. (212) 538- 3527 Fax (646) 935- 7071	N/A	7,450	N/A

Luminus Asset Partners LP	494 Eighth Avenue 20th Floor NY, NY, 1001 Ph. (212) 615- 3437 Fax (212) 615- 3430	N/A	3,000	N/A

Luminus Energy Partners Master Fund, Ltd.	494 Eighth Avenue 20th Floor NY, NY, 1001 Ph. (212) 615- 3437 Fax (212) 615- 3430	N/A	2,000	N/A

Schedule 3 to
Limited Liability Company Agreement

	Address,
	Telephone		Number of
	and	Number of	Redeemable	Common Share
	Facsimile	Common	Preferred	Certificate
Member	Numbers	Shares	Shares	Number
SOF Investments, L.P.	MSD Capital, L.P. 645 Fifth Ave. 21st Floor NY, NY 10022 Ph. (212) 303- 1644 Fax (212) 303- 1622	N/A	22,000	N/A

Airlie Opportunity Master Fund, Ltd.	115 E. Putnam Avenue Greenwich, CT 06830 Ph. (203) 661- 6200 Fax (203) 661- 0479	N/A	6,000	N/A

Stonehill Institutional Partners, L.P.	885 Third Ave. 30th Floor NY, NY 10022 Ph. (212) 739- 7474 Fax (212) 838- 2291	N/A	10,000	N/A

Redwood Domestic Fund, L.P.	910 Sylvan Avenue Englewood Cliffs, N.J. 07632 Ph. (201) 227- 5040 Fax (201) 568- 1340	N/A	12,000	N/A

Candlewood Capital Partners LLC	11 Madison Avenue NY, NY, 10010 Ph. (212) 538- 6003 Fax (917) 256- 6144	N/A	10,000	N/A

Schedule 3 to
Limited Liability Company Agreement

	Address,
	Telephone		Number of
	and	Number of	Redeemable	Common Share
	Facsimile	Common	Preferred	Certificate
Member	Numbers	Shares	Shares	Number
Merrill Lynch, Pierce, Fenner & Smith, Inc.	2 World Financial Center NY, NY 10281 Ph. (212) 449- 0472 Fax (212) 449- 3695	N/A	50,000	N/A

Credit Suisse First Boston Capital LLC	11 Madison Ave. NY, NY, 10010 Ph. (212) 325- 8681 Fax (212) 325- 8898	N/A	10,000	N/A

Credit Suisse First Boston LLC	11 Madison Ave. NY, NY, 10010 Ph. (212) 335- 3266 Fax (212) 743- 5300	N/A	10,000	N/A

Continental Casualty Company	CNA Center- 23 South Chicago, Illinois 60685 Ph. (312) 822- 4376 Fax (312) 817- 1680	N/A	10,000	N/A

TOTAL		1,000	155,000	N/A

Schedule 2 to
Limited Liability Company Agreement
CLAUSE (i) PROHIBITED TRANSFEREES
AEP
AES
Allegheny Energy
Allete
Ameren
ANP
Avista Energy
Bechtel
Bonneville Power
CalPeak Power, LLC
Central & Southwest
Centrica
Cinergy
Citizens Power
CLECO
CMS
Cogentrix
ConEdison
Constellation
Continental Cogeneration Services
Cummins West, Inc.
Dominion
DTE Energy
Duke Energy
Dynegy
Edison Mission
Edison International
El Paso Energy
Energy Management Inc.
Entergy Power
Exelon
First Energy
FPL Energy
Fresno Cogeneration Partners, LP
Idaho Power
Indeck
InterGen North America
LADWP
LCRA
LG&E Energy
LS Power
MidAmerica
Mirant
National Energy & Gas Transmission, Inc.
Nevada Power
North American Power Group Ltd.
Northeast Utilities
NRG Energy
Oxbow
Pacificorp
Panda
Pinnacle West
PP&L Global
PPL Corporation
Progress Energy
Public Service Enterprise Group
Reliant Energy
Sempra
Sithe
Southern Company
TECO
Tenaska
Tractabel
TVA
TXU
Westar Energy
Wisconsin Electric
XCEL

Schedule 3 to
Limited Liability Company Agreement
APPROVED DOCUMENTS
          Notwithstanding anything to the contrary contained in the Agreement to which this Schedule 3 is attached, capitalized terms defined and used herein shall have the meanings provided for herein.
1.	Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of the Closing Date, by and among Metcalf Energy Center, LLC, a Delaware limited liability company (“Company”), the financial institutions listed therein or who later become a party thereto (the “Lenders”) and Credit Suisse, New York Branch, as lead arranger, administrative agent (the “Administrative Agent”), book runner and collateral agent (the “Collateral Agent”) for the Lenders.

2.	Note, in the aggregate principal amount of $100,000,000 or such lesser amount as may be stated therein, dated as of the Closing Date, by Company in favor of Credit Suisse, New York Branch, as Lender.

3.	Fee Letter, dated as of the Closing Date, by Administrative Agent, as accepted and agreed to by Company.

4.	Amended and Restated Depositary Agreement, dated as of the Closing Date, by and among Company, Administrative Agent, Collateral Agent and The Bank of New York, not in its individual capacity but solely as depositary agent thereunder (“Depositary Agent”).

5.	Amended and Restated Pledge and Security Agreement, dated as of the Closing Date, by and between Company, Metcalf Holdings, LLC, a Delaware limited liability company (“Pledgor”), and Collateral Agent.

6.	Security Agreement, dated as of the January 28, 2005, by and between Company and Collateral Agent (as assignee of ING Capital LLC, in its capacity as collateral agent thereunder), as amended by the First Amendment to the Security Agreement, dated as of the Closing Date, by and between Company and Collateral Agent.

7.	Subordination Agreement (Operator), dated as of January 28, 2005, by and among Calpine Operating Services Company, Inc., a Delaware corporation (“Operator”), Company, and Administrative Agent (as assignee of ING Capital LLC, in its capacity as administrative agent thereunder), as amended by the First Amendment to Subordination Agreement, dated as of the Closing Date, among Operator, Company and Administrative Agent.

8.	Deed of Trust, Assignment Of Rents, Security Agreement and Fixture Filing, dated as of January 28, 2005, executed by Company, as trustor, in favor of ING Capital LLC, in its capacity as collateral agent, as beneficiary for the Lenders, recorded in the Official Records on January 31, 2005 as Document No. 18210920 (the “Original Deed of Trust)” and all easements listed therein, the beneficial interest of which has been

Schedule 3 to
Limited Liability Company Agreement
assigned to Collateral Agent pursuant to that certain Deed of Trust Assignment and Assumption Agreement, dated as of the Closing Date, by and among ING Capital LLC, Collateral Agent and Company (“Deed of Trust Assignment”) to be recorded in the Official Records, as amended by the First Amendment to Deed of Trust, dated as of the Closing Date, by and between Company and Collateral Agent (“First Amendment to Deed of Trust”), to be recorded in the Official Records.

9.	Letter agreement, dated as of June 20, 2005 (the “Placement Agent Letter Agreement”), among Company, Pledgor and Credit Suisse First Boston LLC, as Placement Agent.

10.	Redeemable Preferred Shares Subscription Agreement, dated as of June 20, 2005, by and among Company, Pledgor and each of the Subscribers party thereto.

11.	Amended and Restated Sponsor Project Document Guaranty, dated as of the Closing Date, by Calpine Corporation, a Delaware corporation (“Sponsor”), in favor of Company.

12.	Amended and Restated Administrative Services Agreement, dated as of the Closing Date, by and between Sponsor and Company.

13.	Consent and Agreement, dated as of the Closing Date, by and among Sponsor, Company and Administrative Agent.

14.	Master Power Purchase and Sale Agreement, dated as of January 28, 2005, by and between Company and Calpine Energy Services L.P., a Delaware limited partnership (“CES”), as supplemented by that certain Master Power Purchase and Sale Agreement Cover Sheet, dated as of January 28, 2005, by and between Company and CES and that certain Master Power Purchase and Sale Agreement Confirmation Letter, dated as of January 28, 2005, by and between Company and CES, as amended by the First Amendment to Master Power Purchase and Sale Agreement Confirmation Letter, dated as of the Closing Date, by and between Company and CES.

15.	Consent and Agreement, dated as of January 28, 2005, by and among CES, Company and Collateral Agent (as assignee of ING Capital LLC, in its capacity as collateral agent), as amended by the Letter Agreement acknowledging assignment of security interest, dated as of the Closing Date, by and among CES, Company and Collateral Agent.

16.	Operation and Maintenance Agreement, dated as of January 28, 2005, by and between Operator and Company.

17.	Consent and Agreement, dated as of January 28, 2005, by and among Operator, Company and Collateral Agent (as assignee of ING Capital LLC, in its capacity as collateral agent), as amended by the Letter Agreement acknowledging assignment of security interest, dated as of the Closing Date, by and among Operator, Company and Collateral Agent.

Schedule 3 to
Limited Liability Company Agreement
18.	Construction Management Agreement, dated as of January 1, 2005, by and between Calpine Construction Management Company, Inc., a Delaware corporation (“CCMCI”), and Company, as amended by the First Amendment to the Construction Management Agreement, dated as of June 10, 2005, by and between CCMCI and Company and the Second Amendment to the Construction Management Agreement, dated as of the Closing Date, between CCMCI and Company.

19.	Consent and Agreement, dated as of January 28, 2005, by and among CCMCI, Company and Collateral Agent (as assignee of ING Capital LLC, in its capacity as collateral agent), as amended by the Letter Agreement acknowledging assignment of security interest, dated as of the Closing Date, by and among CCMCI, Company and Collateral Agent.

20.	Generator Special Facilities Agreement, dated as of June 3, 2002, by and between Pacific Gas and Electric Company (“PG&E”) and Company.

21.	Letter Agreement Supplementing, Clarifying, and Modifying the Generator Special Facilities Agreement, dated June 3, 2002, by and between PG&E and Company.

22.	Letter Agreement Regarding Facilities to be Deeded to PG&E in Satisfaction of Milestone 3 of Appendix B of the Generator Special Facilities Agreement, dated February 28, 2003, by and between PG&E and Company.

23.	Natural Gas Service Agreement, dated as of September 9, 2004, by and between PG&E and Company.

24.	Special Agreement for Electrical Standby, dated as of November 3, 2004, by and between PG&E and Company.

25.	Generator Interconnection Agreement, dated November 29, 2004, by and between PG&E and Company.

26.	Overhead Transmission Line and Switchyard Easement, dated as of November 18, 2004, by and between PG&E and Company.

27.	Gas Distribution Service and Extension Agreement, dated as of December 24, 2004, by and between Company and PG&E.

28.	Electric Distribution Service and Extension Agreement, dated as of August 6, 2004, by and between Company and PG&E.

29.	Assignment of Rights Under Settlement Agreement, dated as of the Closing Date, between Sponsor and Company.

30.	Settlement Agreement, dated as of October 3, 2003, among PG&E, Sponsor, and certain of Sponsor’s affiliates, and approved by the FERC on July 9, 2004, in Docket No. ER03-358-000.

Schedule 3 to
Limited Liability Company Agreement
31.	Consent and Agreement, dated as of the Closing Date, by and among PG&E, Company and Collateral Agent.

32.	Assignment of PG&E Network Upgrade Credits, dated as of the Closing Date, by and between Company and CES.

33.	Cooperation Agreement, dated as of June 26, 2001, by and between the City of San Jose (“San Jose”) and Company, as assignee of CPN Delta, Inc., a Delaware corporation, as amended by that certain Amendment No. 1 to Cooperation Agreement, dated as of October 16, 2001, and as further amended by that certain Amendment No. 2 to Cooperation Agreement, dated as of November 19, 2002.

34.	Interim Related Agreement, dated as of September 25, 2001, by and between Company and San Jose.

35.	Design and Construction Agreement for the Silver Creek Recycled Water Pipeline, dated as of March 14, 2002, by and among Company, San Jose and CH2M Hill Constructors, Inc., a Delaware corporation.

36.	Three Dash Agreement, dated as of May 20, 2004, by and between Company and San Jose.

37.	Consent and Agreement, dated as of January 28, 2005, by and among City of San Jose, Company and Collateral Agent (as assignee of ING Capital LLC, in its capacity as collateral agent), as amended by the Letter Agreement acknowledging assignment of security interest, dated as of the Closing Date, by and among City of San Jose, Company and Collateral Agent.

38.	Letter Agreement, dated as of the Closing Date, by Bayrische Landesbank, as Assignor, Administrative Agent, Company and ING Capital LLC.

39.	Letter Agreement, dated as of the Closing Date, by ING Capital LLC, as Assignor, Administrative Agent, Company and Bayrische Landesbank.

40.	All UCC financing statements contemplated as being delivered by Company under the Credit Agreement naming the Collateral Agent as the secured party.

41.	UCC financing statement authorized by Company and naming Company as debtor and ING Capital LLC, in its capacity as collateral agent, as secured party, as filed with the office of the Delaware Secretary of State on January 28, 2005 and as amended and assigned by the UCC financing statement amendments authorized by Company and naming Company as debtor and Administrative Agent as secured party.

42.	UCC financing statement identified as a fixture filing naming Company as debtor and ING Capital LLC, in its capacity as collateral agent, as secured party, recorded in the

Schedule 3 to
Limited Liability Company Agreement
Official Records on January 31, 2005 as Document No. 18210921, as assigned by the UCC financing statement amendment authorized by Company and naming Company as debtor and Administrative Agent as secured party.

43.	UCC financing statement identified as a “transmitting utility” filing naming Company as debtor and ING Capital LLC, in its capacity as collateral agent, as secured party, as filed with the office of the California Secretary of State on January 28, 2005, as amended by the UCC financing statement amendment filed with the office of the California Secretary of State on February 3, 2005, and as further amended and assigned by the UCC financing statement amendments authorized by Company and naming Company as debtor and Administrative Agent as secured party.

44.	UCC financing statement identified as a “transmitting utility” filing naming Company as debtor and ING Capital LLC, in its capacity as collateral agent, as secured party, as filed with the office of the Delaware Secretary of State on January 28, 2005 and as amended and assigned by the UCC financing statement amendments authorized by Company and naming Company as debtor and Collateral Agent as secured party.

45.	Professional Services Agreement dated April 22, 2005 between R.W. Beck, Inc. and the Company.

46.	Independent Directors Contract dated as of the Closing between the Company, Carrie L. Tillman and Cheryl A. Tussie.

47.	Indemnification Agreement dated as of the Closing between the Company, Carrie L. Tillman and Cheryl A. Tussie.

48.	Management Agreement dated as of the Closing between the Company, Carrie L. Tillman and Cheryl A. Tussie.

49.	Final Confidential Offering Memorandum, dated June 16, 2005 (the “Offering Memorandum”), relating to the sale of the Shares.

50.	Disbursement Authorization Letter by the Company dated as of the Closing.

EXHIBIT A
ALLOCATION ADDENDUM
1. Defined Terms. The following capitalized words and phrases used in this Allocation Addendum shall have the meanings indicated, to the extent not otherwise defined in Section 1.8 of the Agreement:
     1.1 “Adjusted Capital Account” means, with respect to each Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after: (i) adding to such Capital Account the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) subtracting from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     1.2 “Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2005, (ii) any subsequent twelve (12) month period commencing on the day after the last day of the prior Allocation Year and ending on December 31 of each subsequent year, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Net Profits, Net Losses, and other items of Company income, gain, loss, or deduction pursuant to this Allocation Addendum.
     1.3 “Capital Account” means a capital account established and maintained for each Member with respect to the Company in which the Member has an interest in accordance with Regulations Section 1.704-1(b)(2)(iv). At the Effective Time, the initial Capital Account of each Redeemable Preferred Member shall equal the amount paid by such Member for its Redeemable Preferred Shares. At the Effective Time, (a) the Common Member shall be deemed to have contributed or sold to the Company, for federal income tax purposes, all of the assets owned by the Company, subject to all liabilities associated therewith, immediately prior to the Effective Time and (b) the Common Member’s initial Capital Account, after taking into account each of the (i) issuance of the Redeemable Preferred Shares, (ii) borrowing under the Credit Agreement, and (iii) distribution to the Common Member under Section 4.2(c) of the Agreement (relating to the distribution of the net proceeds of the issuance of the Redeemable Preferred Shares), in each case, at or about the Effective Time, shall equal $585,000,000 less any liabilities secured by the Company’s assets or assumed by the Company in connection with the deemed contribution or sale (not including any indebtedness repaid with the proceeds of the borrowing under the Credit Agreement), less any amount distributed to the Common Member at or about the Effective Time under Section 4.2(c) of the Agreement. The Capital Account shall thereafter be adjusted as follows:
     (i) To the Member’s Capital Account there shall be added (i) such Member’s additional Capital Contributions to the Company, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain from the Company that are specially allocated to such Member under Section 2 and Section 3 of this Allocation Addendum, and (iii) the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member.

     (ii) From each Member’s Capital Account there shall be subtracted (i) the amount of money distributed and the Gross Asset Value of any Company property distributed from the Company to such Member, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member under Section 2 and Section 3 of this Allocation Addendum, and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any Company property contributed by such Member to the Company.
     (iii) In the event a Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest.
     (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.
     (v) In conjunction with an adjustment to the adjusted tax basis of the Company’s Assets pursuant to Code Sections 732, 734 or 743, the Capital Accounts of the Members shall be adjusted as provided in Regulations Section 1.704-1(b)(2)(iv)(m).
     (vi) The foregoing provisions and the other provisions of the Agreement and this Allocation Addendum relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied in a manner consistent with such Regulations Section.
For the avoidance of doubt, any payment to a Redeemable Preferred Member in redemption of a Redeemable Preferred Share shall be treated as a distribution to such Member and reduce such Member’s Capital Account accordingly. In the event the Board shall determine in good faith and on a commercially reasonable basis that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Board may make such modification; provided that the Board shall promptly give each other Member written notice of such modification. The Board also shall, in good faith and on a commercially reasonable basis, (i) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations § 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications to the Capital Accounts (and, if necessary, the initial Gross Asset Value of the Company’s assets) in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations § 1.704-1(b) or in the event that adjustments to Capital Account balances or Gross Asset Values are determined by the Board to be necessary or appropriate to reflect properly the economic position of the parties and the intent and operation of this Agreement.
     1.4 “Capital Contribution” means with respect to any Member in its capacity as such, (a) the aggregate amount of money contributed by such Member to the capital of the Company and (b) the initial Gross Asset Value of any property (other than money) contributed by such Member to the capital of the Company, reduced by the amount of any liabilities encumbering such property that the Company is considered to assume or take subject to under Code Section 752.
     1.5 “Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d) for the phrase “partnership minimum gain.”
     1.6 “Depreciation” shall mean, for each Allocation Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Allocation Year for federal income tax purposes, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes, which difference is being eliminated by use of the “remedial method” pursuant to Section 1.704-3(d) of the Regulations, Depreciation for such Allocation Year shall be the amount of book basis recovered for such Allocation Year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the depreciation, amortization or other cost recovery deduction for such Allocation Year for federal income tax purposes bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
     1.7 “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (i) The initial Gross Asset Value of any asset (other than cash) contributed by a Member to the Company shall be the gross fair market value of such asset, mutually agreed by the contributing Member and the Board, provided that the initial Gross Asset Value of the Company’s assets at or about the Effective Time, after taking into account each of (a) the issuance of the Redeemable Preferred Shares, (b) the borrowing under the Credit Agreement, and (c) the distribution to the Common Member under Section 4.2(c) of the Agreement, shall equal the sum of (I) the aggregate initial Capital Accounts of the Members at or about the Effective Time (as determined under the definition of “Capital Account”) and (II) the aggregate amount of all indebtedness of the Company for federal income tax purposes at or about the Effective Time (not including any indebtedness repaid with the proceeds of the borrowing under the Credit Agreement at or about the Effective Time)..
     (ii) Except as otherwise provided in this Agreement or as determined by the Board, the Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in subsection (a), subsection (b), subsection (c), subsection (d), or subsection (e) of this Section 1.7(ii) shall be adjusted to equal their respective gross fair market values, as determined by the Board (using any reasonable valuation method approved by the Board), as of the following times:
       (a) the acquisition of any additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution pursuant to Regulations

Section 1.704-1(b)(2)(iv)(f)(5)(i);
       (b) the distribution by the Company to a Member of more than a de minimis amount of assets as consideration for an interest in the Company pursuant to Regulations Section 1.704-1(b)(2)(iv)(f)(5)(ii);
       (c) the liquidation of the Company, within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), pursuant to Regulations Section 1.704-1(b)(2)(iv)(f)(5)(ii);
       (d) immediately prior to issuance of more than a de minimis Membership Interest in exchange for services rendered or to be rendered pursuant to Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii); and
       (e) at such other times as are permitted by Regulations Sections 1.704-1(b)(2)(iv)(f)(5)(iv).
     (iii) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution.
     (iv) The Gross Asset Values of the assets of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (iv) of the definition of “Net Profits” and “Net Losses” or Section 3.7 of this Allocation Addendum, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).
If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to Section 1.7(i), Section 1.7(ii) or Section 1.7(iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses.
     1.8 “Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner non-recourse debt.”
     1.9 “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation § 1.704-2(i)(3).
     1.10 “Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner non-recourse deductions.”
     1.11 “Net Profits” or “Net Losses” means, with respect to the Company, for each Allocation Year, an amount equal to the taxable income or loss of the Company for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (i) Any income that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section shall be added to such taxable income or loss;
     (ii) Any expenditure described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section, shall be subtracted from such taxable income or loss;
     (iii) Gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the assets disposed of, notwithstanding that the adjusted tax basis of such assets differs from its Gross Asset Value;
     (iv) To the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) from the disposition of the Asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;
     (v) If the Gross Asset Value of any Asset is adjusted in accordance with the terms of this Agreement, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such Asset for purposes of computing Net Profits or Net Losses;
     (vi) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation.
     (vii) Notwithstanding any other provision of this Section, any items that are specially allocated pursuant to Section 2 or Section 3 hereof shall not be taken into account in computing Net Profits or Net Losses.
     1.12 “Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
     1.13 “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704- 2(b)(3).
     1.14 “Regulatory Allocations” is defined in Section 3.8 of this Allocation Addendum.

2. Allocation of Net Profits and Losses. As of the end of each Allocation Year, except as otherwise provided in this Agreement, Net Profits and Net Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Company shall be allocated among the Members in a manner such that the Capital Account balance of each Member, immediately after making the allocation and after taking into account amounts specially allocated pursuant to Section 3 of this Allocation Addendum (including Section 3.9) or otherwise pursuant to this Agreement, is, as nearly as possible, equal (proportionately) to (I) the distributions that would be made to the Member pursuant to Section 7.2(d) of this Agreement (taking into account the priority of such distributions) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 7.2(d) to the Members immediately after making the allocation, minus (II) the Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. For purposes of determining Capital Accounts under this Section 2, Capital Accounts shall first be reduced by any distributions made during the Allocation Year for which allocations are being made.
3. Special Allocations. Notwithstanding the foregoing provisions of this Allocation Addendum, the following allocations shall be made before the allocations of Net Profits and Net Losses set forth in Section 2 of this Allocation Addendum:
     3.1 Minimum Gain Chargeback. Subject to the exceptions set forth in Regulations Section 1.704-2(f)(2) through (5), and notwithstanding any other provision in this Allocation Addendum, if there is a net decrease in Company Minimum Gain during any Allocation Year, then each Member shall be allocated items of income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(b)(2) and Section 1.704-2(f) and shall be interpreted consistently therewith.
     3.2 Member Nonrecourse Debt Minimum Gain Chargeback. Subject to the exceptions set forth in Regulations Section 1.704-2(i)(4), and notwithstanding any other provision in this Allocation Addendum, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 3.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

     3.3 Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Common Member. The amount of Nonrecourse Deductions for a Company Allocation Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Regulations Section 1.704-2(c). For purposes of Regulations Section 1.752-3(a)(3), the Common Member’s share of “excess nonrecourse liabilities” of the Company shall equal one hundred percent.
     3.4 Member Nonrecourse Deductions. The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.
     3.5 Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit, items of income and gain shall be allocated to all such Members (in proportion to the amounts of such deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balances in such Members’ Adjusted Capital Accounts as quickly as possible, provided that an allocation pursuant to this Section 3.5 shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account after all other allocations provided for in this Allocation Addendum have been tentatively made as if this Section 3.5 were not in this Agreement. It is intended that this Section 3.5 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).
     3.6 Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of (i) any amounts such Member is obligated to restore pursuant to the terms of the Agreement or otherwise, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.6 of this Allocation Addendum shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Allocation Addendum have been made as if Section 3.5 and Section 3.6 of this Allocation Addendum were not in the Agreement.
     3.7 Section 754 Adjustments. To the extent that an adjustment to the adjusted basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
     3.8 Regulatory Allocations. The allocations set forth in Sections 3.1 through 3.7 of this Allocation Addendum (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the Assets or allocate income or loss from the

Company. Accordingly, notwithstanding any other provision of this Allocation Addendum (other than the Regulatory Allocations), the Board shall make such offsetting allocations of income, gain, loss or deduction of the Company in a reasonable manner so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all items of the Company were allocated pursuant to this Allocation Addendum without regard to the Regulatory Allocations.
     3.9 Depreciation/Amortization Deductions. All depreciation, amortization, and similar deductions relating to the Company property shall be specially allocated one hundred percent to the Common Member.
     3.10 No Impermissible Deficits. Notwithstanding any other provision of this Agreement, taxable loss (or items of deduction) shall not be allocated to a Member to the extent that the Member has or would have, as a result of such allocations, a negative Adjusted Capital Account. Any taxable loss (or items of deduction) which otherwise would be allocated to a Member, but which cannot be allocated to such Member because of the application of the immediately preceding sentence, shall instead be allocated to the other Members.
4. Tax Allocations
     4.1 Elimination of Book/Tax Disparities. If any Company asset has a Gross Asset Value different than its adjusted tax basis to the Company for federal income tax purposes (whether by reason of the contribution of such property to the Company, the revaluation of such property hereunder, or otherwise), allocations of taxable income, gain, loss and deduction under this Section 4.1 with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its Gross Asset Value in the manner provided by Code section 704(c) and Regulation Section 1.704-3, using any method approved under Treasury Regulation section 1.704-3 chosen by the Board in its sole discretion. Allocations pursuant to this Section 4.1 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items or distributions pursuant to any provision of this Agreement.
     4.2 Income Characterization. For purposes of determining the character (as ordinary income or capital gain) of any gain recognized from any disposition of a Company asset which is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall, to the extent possible, be allocated pursuant to Section 2 among the Members in the proportion which (i) the amount of depreciation previously allocated to each Member (or such Member’s predecessor in interest) bears to (ii) the total of such depreciation allocated to all Members. This Section 4.2 shall not alter the amount of allocations among the Members pursuant to Section 2 but merely the character of income so allocated.
     4.3 Conformity of Reporting. Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Allocation Addendum.
     5. Other Provisions.
     5.1 All Net Profits, Net Losses or any other items of income, gain, loss or deductions of the Company shall be allocated to the Members pursuant to this Allocation Addendum with respect to each Allocation Year (or part thereof) as of the last day of such year; provided that Net Profits, Net Losses, and such other items shall also be allocated at such times as the Gross Asset Values of the Company’s assets are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value.”
     5.2 For any fiscal year during which any part of a Membership Interest or Economic Interest changes for any reason, including the transfer of any Membership Interest or Economic Interest to another Person, the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for the Company for such year shall be adjusted as necessary to reflect the varying interests of the Members during such year in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Board.
     5.3 Except as provided in Section 4 hereof, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated among the Members as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Allocation Addendum.
     5.4 The Members are aware of the income tax consequences of the allocations made by this Allocation Addendum and hereby agree to be bound by the provisions of this Allocation Addendum in reporting their respective shares of Company income and loss for income tax purposes.
     5.5 The allocations set forth in this Allocation Addendum are intended to comply with the requirements of Sections 704(b) and 704(c) of the Code and the Regulations thereunder and shall be interpreted and applied in a manner consistent therewith. If, any provision contained in this Agreement that allocates any item of income, gain, deduction or loss shall not, in the good faith opinion of the Board, (i) comply with the Code provisions cited in such provision and the Regulations, or (ii) comply with any other provision of the Code or the Regulations, then, notwithstanding anything to the contrary contained herein, such allocation provision shall, upon notice in writing to the other Members, be modified to satisfy such provisions of the Code and the Regulations in a manner to be reasonably determined in good faith by the Board; provided, that any such modification shall not alter materially the economic arrangement among the Members.

EXHIBIT B
FORM OF COMMON SHARE CERTIFICATE
Metcalf Energy Center, LLC
a Delaware limited liability company
No. ________
THIS CERTIFIES THAT Metcalf Holdings, LLC is the owner of 1000 Common Shares (as defined in the LLC Agreement referred to herein) of Metcalf Energy Center, LLC (the “Company”) as set forth in the Third Amended and Restated Limited Liability Company Operating Agreement, dated as of June ___, 2005 of Metcalf Energy Center, LLC as amended, modified and supplemented from time to time (the “LLC Agreement”). Such Common Shares are not transferable except as provided in the LLC Agreement and are otherwise subject to the terms and conditions of the LLC Agreement.
THIS CERTIFICATE is not negotiable or transferable except in connection with the transfer of the Common Shares evidenced hereby as provided in the LLC Agreement; provided, however, that this Certificate, when coupled with an assignment in the form set forth on the reverse hereof or otherwise sufficient to convey an interest in the Company, duly executed in blank or assigned to the named assignee, may be deposited with the Company and shall constitute direction by the registered owner of this Certificate to the Company to register the change of ownership of the Common Shares evidenced hereby to such assignee and to issue a new Certificate reflecting such change of ownership to such assignee. The Common Shares shall constitute “securities” within the meaning of (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and in the State of New York and (ii) the law of any other applicable jurisdiction that presently or hereafter is substantially similar to such Article 8.
THIS CERTIFICATE shall be governed by the laws of the State of Delaware.
IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by two duly authorized officers and the issuance recorded in its limited liability company books as of the ___day of June, 2005.

Metcalf Energy Center, LLC, a Delaware limited liability company

By:

Name:

Title:

By:

Name:

Title:
THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS.

(REVERSE OF CERTIFICATE)
ASSIGNMENT OF COMMON SHARES
FOR VALUE RECEIVED, the undersigned (the “Assignor”) hereby assigns, conveys, sells and transfers unto

(Please insert taxpayer identification number of Assignee)	(Please print name and address)
___Common Shares represented by the within Certificate and irrevocably constitutes and appoints                                          as its attorney-in-fact with full power of substitution in the premises to transfer the same on the books of the Company.

Dated:	By:

THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS.